Exhibit 10.35

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

ORM HOLDINGS INC.,

ORM HOLDINGS II LLC,

SEACOR HOLDINGS INC.,

and

AMBIPAR HOLDING USA, INC.

Dated as of September 13, 2022

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

1.1	Defined Terms	1

1.2	Other Definitions	10

Article II

THE SALE

2.1	The Sale	11

2.2	Purchase Price	11

2.3	USVI Payments	11

2.4	Closing	13

2.5	Closing Adjustment	14

2.6	Post-Closing Statement	14

2.7	Post-Closing Adjustment	15

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization and Qualification; Subsidiaries	15

3.2	Capitalization of the Transferred Entities	16

3.3	Authority Relative to This Agreement	16

3.4	Consents and Approvals; No Violations	16

3.5	No Default	17

3.6	Financial Statements; Liabilities	17

3.7	Absence of Certain Events	17

3.8	Litigation	17

3.9	Permits	17

3.10	Employee Benefit Matters and Labor Matters	18

3.11	Brokers	19

3.12	Taxes	19

3.13	Environmental Matters	21

3.14	Intellectual Property	22

3.15	Data Privacy	22

3.16	Real Property	23

3.17	Material Contracts	23

3.18	Government Contracts	24

3.19	Personal Property	25

3.20	Compliance with Laws	26

3.21	Insurance	26

3.22	No TID U.S. Business	26

3.23	No Additional Representations or Warranties	26

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Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification; Subsidiaries	27

4.2	Authority Relative to This Agreement	27

4.3	Consents and Approvals; No Violations	27

4.4	Brokers	27

4.5	Solvency	27

4.6	Acquisition of Transferred Interests for Investment	28

4.7	Inspections; Limitation of Sellers’ Warranties	28

4.8	Satisfaction of Conditions	28

4.9	Available Funds	28

4.10	No Other Representations or Warranties	28

Article V

COVENANTS

5.1	Access to Books and Records	29

5.2	Efforts	29

5.3	Further Assurances	31

5.4	Conduct of Business	31

5.5	Public Announcements	32

5.6	Intercompany Accounts	32

5.7	Termination of Intercompany Agreements	33

5.8	Guarantees; Commitments	33

5.9	Insurance	33

5.10	Litigation Support	33

5.11	Payments	34

5.12	Further Action	34

5.13	R&W Insurance Policy	34

5.14	[Intentionally omitted]	34

5.15	Proxy Statement/Registration Statement	34

5.16	Non-Compete	35

5.17	Non-Solicitation	35

5.18	CFIUS Cooperation	36

5.19	Section 280G	37

5.20	Purchaser Retention Program	37

Article VI

EMPLOYEE MATTERS COVENANTS

6.1	Employees and Compensation	37

6.2	Service Credit	37

6.3	Bonuses	38

6.4	401(k) Plan	38

6.5	Miscellaneous Employee Issues	38

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Article VII

TAX MATTERS

7.1	Certain Deductions and Actions Relating to Pre-Closing Tax Periods	38

7.2	Pass-Through Tax Returns Filed After the Closing Date	39

7.3	Pass-Through Tax Contests	39

7.4	Cooperation on Tax Matters	39

7.5	Transfer Taxes and Fees	39

7.6	Check-the-Box Election and Tax Treatment	40

7.7	Purchase Price Allocation	40

7.8	Tax Treatment of Payments	40

7.9	Straddle Periods	40

7.10	245A Election	40

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	41

8.2	Conditions to Purchaser’s Obligation to Close	41

8.3	Conditions to Sellers’ Obligation to Close	41

Article IX

TERMINATION

9.1	Termination	42

9.2	Notice of Termination	42

9.3	Effect of Termination	42

Article X

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

10.1	Non-Survival of Representations and Warranties and Certain Covenants	43

Article XI

MISCELLANEOUS

11.1	Counterparts	43

11.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	43

11.3	Entire Agreement	44

11.4	Expenses	44

11.5	Notices	44

11.6	Successors and Assigns	45

11.7	Third-Party Beneficiaries	45

11.8	Amendments and Waivers	45

11.9	Specific Performance	45

11.10	Interpretation; Absence of Presumption	46

11.11	Headings; Definitions	46

11.12	Severability	46

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11.13	Legal Representation	47

11.14	Release	47

11.15	Non-Recourse	47

Exhibits

Exhibit A:      Sample Calculation and Transaction Accounting Principles

Exhibit B:      Assignment Agreement

Exhibit C:      TSA

Schedules

Seller Disclosure Schedule

•	Section 1.1 – Permitted Liens

•	Section 3.1 – Organization and Qualification; Subsidiaries

•	Section 3.4 – Consents and Approvals; No Violations

•	Section 3.6 – Financial Statements; Liabilities

•	Section 3.8 – Litigation

•	Section 3.9 – Permits

•	Section 3.10(a) – Benefit Plans

•	Section 3.10(b) – Transferred Entity Employees

•	Section 3.10(c) – Compensation Agreements

•	Section 3.10(f) – Benefits Payments Triggered by Transaction

•	Section 3.11 – Brokers

•	Section 3.12(i) – Tax Classifications

•	Section 3.14(a) – Intellectual Property Rights

•	Section 3.14(b) – Intellectual Property Licenses

•	Section 3.15(b) – Leased Real Property

•	Section 3.16 – Material Contracts

•	Section 3.18 – Government Bids

•	Section 3.21 – Insurance

•	Section 5.4 – Conduct of Business

•	Section 5.6 – Intercompany Accounts

•	Section 5.7 – Termination of Intercompany Agreements

•	Section 5.8 – Guarantees; Commitments

•	Section 5.9 – Insurance

•	Section 5.20 – Purchaser Retention Program

•	Section 6.1 – Transferred Entity Employee Benefits

•	Section 11.10 – Seller Knowledge Parties

Purchaser Disclosure Schedule

Section 4.4 – Brokers

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 13, 2022, is by and among ORM Holdings Inc., a Delaware corporation (“Seller 1”), ORM Holdings II LLC, a Delaware limited liability company (“Seller 2”, and together with Seller 1, the “Sellers”), SEACOR Holdings Inc., a Delaware corporation (“Seller Parent”), and Ambipar Holding USA, Inc., a Delaware corporation (“Purchaser” and, together with Sellers and Seller Parent, the “Parties”).

RECITALS

WHEREAS, Sellers together hold all of the issued and outstanding membership interests (the “Transferred Interests”) in Witt O’Brien’s LLC, a Delaware limited liability company (the “Company” and the Company together with its Subsidiaries, the “Transferred Entities”);

WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, the Transferred Interests for the consideration set forth below, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1    Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“245A Election” has the meaning specified in Section 7.10.

“Accrued Income Taxes” means any unpaid income Taxes of the Transferred Entities for any taxable period (or portion thereof) ending on or before the Closing Date (as determined pursuant to Section 7.8) or arising in connection with the transactions contemplated by this Agreement for which final Tax Returns, the original due date of which is after the Closing Date, have not been filed, including without limitation Taxes imposed on the Transferred Entities, the Purchaser, or any of their Affiliates as a result of any amount required to be included in income (A) under Section 951(a) or Section 951A of the Code with respect to the Pre-Closing Tax Period of any Transferred Entities that are organized outside the United States (determined based on a “closing of the books” of such Transferred Entities as of the end of the Closing Date) or (B) as a result of Section 965 of the Code with respect to any of the Transferred Entities. Notwithstanding anything herein to the contrary, the calculation of Accrued Income Taxes shall be made (T) consistent with past practice of the Transferred Entities, except as required by applicable Law, (U) without recalculating any Taxes previously shown due and payable on a Tax Return filed by the Transferred Entities, (V) without duplication of any Taxes that will be taken into account by Sellers or their direct or indirect equityholders as a result of the 245A Election, (W) taking into account net operating losses and other Tax assets of the Transferred Entities, to the extent such net operating losses or other Tax assets are deductible in a Pre-Closing Tax Period under applicable Law, (X) by taking into account any prepayments of Taxes (including estimated Tax payments) by the Transferred Entities prior to Closing, (Y) by disregarding any transactions entered into by the Transferred Entities outside of the ordinary course of business after the Closing on the Closing Date, and (Z) based on the events and information existing at the end of Closing Date and not taking into account events or information that arose after such time.

“Action” shall mean any action, claim, suit, arbitration, litigation, proceeding, or governmental investigation.

“Adjustment Amount” shall mean (a) the Closing Net Working Capital Adjustment Amount, plus (b) Closing Cash, less (c) Closing Indebtedness, less (d) Transaction Expenses, in each case, based on the Company’s books and records and other information available at the Closing and calculated in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries, set forth on and used in preparation of the Sample Calculation.

“Adjustment Estimate” shall mean Sellers’ estimate of (a) the Closing Net Working Capital Adjustment Amount, plus (b) Closing Cash, less (c) Closing Indebtedness, less (d) Transaction Expenses, in each case, based on the Company’s books and records and other information available at the Closing and calculated in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries, set forth on and used in preparation of the Sample Calculation.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Seller Parent, Seller 1, Seller 2 or their respective Affiliates and (b) none of Seller Parent, Seller 1, Seller 2 or their respective Affiliates shall be considered an Affiliate of any Transferred Entity. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ambipar Emergency Response” shall mean Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands and Affiliate of the Purchaser.

“Ancillary Agreement” shall mean the Assignment Agreement, the TSA and any other agreement or document contemplated by hereby or thereby or any document, certificate or instrument delivered in connection hereunder or thereunder.

“Assignment Agreement” shall mean an Assignment Agreement between Sellers and Purchaser, substantially in the form attached hereto as Exhibit B.

“Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, fringe benefit, sick leave, short-term or long-term disability, medical, hospitalization, dental, accidental death and disability, life insurance, other insurance or employee benefit plan, maintained or contributed to by Sellers or their Subsidiaries (including the Transferred Entities) for the benefit of any Transferred Entity Employees or Former Transferred Entity Employees with respect to service as an employee of any Transferred Entity (it being understood that “Benefit Plan” includes “Transferred Entity Benefit Plan” and “Seller Benefit Plan”), but excludes any Compensation Agreements and any Multiemployer Plan.

“Business” shall mean the resiliency-focused strategic consulting, program design and implementation, and management solutions business as presently conducted by the Transferred Entities.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” shall mean, as of any given time of determination, all cash, cash equivalents and marketable securities held by the Transferred Entities on a consolidated basis, including all (a) checks or drafts deposited for the benefit of the Company and its Subsidiaries prior to such time, (b) outstanding security, customer or other deposits in cash, at such time, plus (c) any deposits in transit and any other deposits, including any deposits relating to the order, leasing or purchase of equipment or any other deposits that are otherwise recorded as current or long-term assets, in each case determined in accordance with the Transaction Accounting Principles.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFIUS” means the Committee on Foreign Investment in the United States or any other U.S. governmental authority acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the Transaction.

“CFIUS Approval” means, with respect to a CFIUS Notice, a letter from CFIUS to one or more Parties as relevant stating that (a) CFIUS has determined that the Transaction is not a “covered transaction” and is not subject to review under the DPA, (b) CFIUS has concluded all action under the DPA with respect to the Transaction and determined that there are no unresolved national security concerns, (c) CFIUS has sent a report (“CFIUS Report”) to the President of the United States requesting the President’s decision, and the President has (i) announced a decision not to take any action to suspend or prohibit the Transactions or (ii) not taken any action to suspend or prohibit the Transactions after fifteen (15) days from the date of receipt of the CFIUS Report, or (d) if the parties submitted a CFIUS Notice in the form of a declaration, the parties have received a written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but has not requested the submission of a joint voluntary notice.

“CFIUS Inquiry” means any telephonic or written questions from CFIUS to any of the Parties regarding any stage or component of the Transaction, whether such outreach or questions occur before or after Closing.

“CFIUS Notice” shall mean a declaration or a joint voluntary notice of the Transaction to CFIUS pursuant to Subpart D or Subpart E of Part 800 or Subpart D or Subpart E of Part 802 of the CFIUS Regulations, as appropriate.

“CFIUS Regulations” means the regulations found in 31 C.F.R. Parts 800 to 802, as amended.

“CFIUS Request” means a formal written request from CFIUS to any of the Parties to submit a CFIUS Notice, whether such request is made before or after Closing.

“Closing Cash” shall mean Cash as of the Reference Time (without giving effect to the consummation of the transactions contemplated by this Agreement).

“Closing Indebtedness” shall mean Indebtedness as of the Reference Time (without giving effect to the consummation of the transactions contemplated by this Agreement but including any prepayment penalties, premiums, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Reference Time (without giving effect to the consummation of the transactions contemplated by this Agreement).

“Closing Net Working Capital Adjustment Amount” means (a) if Closing Net Working Capital exceeds the Net Working Capital Upper Target, the amount of such excess (expressed as a positive number); (b) if the Net Working Capital Lower Target exceeds Closing Net Working Capital, the amount of such excess (expressed as a negative number); or (c) if Closing Net Working Capital is less than or equal to the Net Working Capital Upper Target and greater than or equal to the Net Working Capital Lower Target, an amount equal to $0.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Data” mans the copies of all data within the possession of Sellers.

“Compensation Agreement” shall mean a Contract or other arrangement between any Seller, any Transferred Entity or any of their respective Affiliates and any Transferred Entity Employee or Former Transferred Entity Employee pursuant to which any Seller, any Transferred Entity or any of their respective Affiliates has any actual or contingent liability or obligation to provide compensation in consideration for past, present or future services, but in any event, including any retention, bonus, success bonus, separation, or severance agreement with a Transferred Entity Employee and any arrangement listed on Section 3.10(c) of the Seller Disclosure Schedule.

“Competing Business” is defined in Section 5.16.

“Confidentiality Agreement” shall mean the Non-Disclosure Agreement, dated as of March 31, 2022, by and between Ambipar Participações e Empreendimentos S.A. and the Company.

“Contract” shall mean any agreement, contract, obligation or undertaking (whether written or oral and whether express or implied).

“COVID-19” shall mean the novel coronavirus disease known as SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemic, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, furlough, social distancing, shutdown, closure, sequester, safety or similar Law, or other Laws, directives, guidelines or recommendations promulgated by any industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, as amended, and the implementing regulations thereof, codified at 31 C.F.R. Part 800 and 802.

“Environmental Conditions” shall mean any release, spill, discharge or migration of Hazardous Materials at, under or from the Leased Real Property into the environment (including by way of leachate, run-off, stream or other sediments or similar environmental medium), excluding the presence of Hazardous Materials in locations and at concentrations that are naturally occurring.

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment or natural resources, releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq. (“HMTA”), and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable foreign, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Fraud” shall mean an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false representation or warranty in Article III (in the case of Sellers) or Article IV (in the case of Purchaser); (b) with knowledge that such representation or warranty is false; (c) with an intention to induce reliance by the Party to whom such representation or warranty is made; and (d) justifiable reliance by the Party to whom the representation is made on such representation or warranty; provided, however, that any reckless or similar misrepresentation of a material fact will not be deemed “Fraud”, it being the intention of the Parties that “reckless fraud” and other forms of constructive fraud shall not constitute “Fraud” for any purpose under this Agreement.

“Former Transferred Entity Employee” shall mean an individual who was formerly employed by a Transferred Entity and whose employment with such Transferred Entity terminated before the Closing (excluding any Transferred Entity Employee on short-term or long-term disability or other leave of absence).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Bid” shall mean any firm quotation, bid or proposal made by a Person that if accepted or awarded would result in a Government Contract.

“Government Contract” shall mean any Contract, as amended by binding modifications or change orders, between the Company and (i) a Governmental Entity, (ii) any prime contractor of a Governmental Entity or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority.

“Governmental Order” shall mean any order, writ, judgment, stipulation, determination or award made, issued or entered into by or with any Governmental Entity.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as or has the potential to be hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as of any given time of determination, without duplication, (a) the amount of all indebtedness for borrowed money of the Transferred Entities under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) monetary liabilities of the Transferred Entities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any monetary obligation of any of the Transferred Entities evidenced by any letter of credit or bankers’ acceptance, in each case, solely to the extent drawn, (d) Accrued Income Taxes, and (e) unpaid payroll Taxes deferred pursuant to the Families First Coronavirus Response Act (the “CARES Act”) or the Presidential Memorandum; provided that without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt between any of the Transferred Entities, and (iii) any fees and expenses to the extent incurred by or at the direction of Purchaser or otherwise relating to Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or otherwise, including any fees payable to any financing institution or lender or any of the Transferred Entities’ accountants on behalf of Purchaser or its Affiliates (including the Transferred Entities following the Closing).

“Intellectual Property Right” shall mean any intellectual property or similar proprietary right used in the Business, including all United States or foreign patents, United States or foreign patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, know-how, trademarks, trademark registrations and applications, domain names, website addresses, URLs, customer lists and related information, software and licenses of any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances and agreements of any nature whatsoever, whether consensual, statutory or otherwise.

“Losses” shall mean all losses, costs, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, demands, claims, assessments or deficiencies.

“Material Adverse Effect” shall mean any change or effect that (a) materially impairs the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) is materially adverse to the business, financial condition or results of operations of the Transferred Entities taken as a whole; provided, however, that no change or effect arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(i)        changes affecting any or all of the industries in which the Transferred Entities operate;

(ii)        general national or international political, social, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, armed hostilities, cyber-attacks or other international or national calamity or acts of terrorism);

(iii)      general financial, banking or capital market conditions, including interest rates or currency exchange rates, or changes therein;

(iv)      any earthquake, hurricane or other natural or man-made disaster, weather-related event or act of god;

(v)       any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof, from and after the date of this Agreement;

(vi)      the announcement of the potential sale of the Business or any portion thereof; the negotiation, execution, announcement, existence or performance of this Agreement or the transactions contemplated by this Agreement; the consummation of the transactions contemplated by this Agreement; or changes or actions resulting from any of the foregoing, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities;

(vii)     any action or omission permitted pursuant to the terms of this Agreement, or pursuant to the written request of Purchaser, or any action otherwise taken by Purchaser or any of its Affiliates;

(viii)    any failure of Sellers, the Transferred Entities or the Business to meet financial projections or any estimates of revenues or earnings;

(ix)       any pandemic, epidemic, disease outbreaks (including COVID-19) or other public health emergencies, or any COVID-19 Measures or any change in those COVID-19 Measures; and

(x)        any matter set forth in the Seller Disclosure Schedule or any changes or developments in, or effects or results arising from or relating to, any matter set forth in the Seller Disclosure Schedule;

provided, however, that any effect arising out of or resulting from any change or event referred to in clauses (i) through (v) above shall constitute a Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Transferred Entities taken as a whole relative to other Persons that operate in the industry and the geographies in which the Transferred Entities operate.

“Minimum Cash Amount” shall mean an amount of Cash equal to $4,000,000.00 (four million dollars).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Working Capital” means the current assets specifically set forth in the Sample Calculation, minus the current liabilities specifically set forth in the Sample Calculation, calculated in accordance with the Transaction Accounting Principles.

“Net Working Capital Lower Target” means $25,199,000.

“Net Working Capital Upper Target” means $27,852,000.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable, or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice and that are not material to the business, operations or financial condition of the Transferred Entities, taken as a whole; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) minor defects or imperfects of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the Business; (e) Liens not created by Sellers or any of their Subsidiaries that affect the underlying fee interest of any Leased Real Property provided such Liens do not impact the use or operation by the Transferred Entities of the Leased Real Property or rights of the Transferred Entities under the Leases; (f) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Transferred Entities or the Transferred Interests; (g) Liens that would not otherwise reasonably be expected to have a Material Adverse Effect on the operation of the Business; (h) Liens set forth on Section 1.1 of the Seller Disclosure Schedule; and (i) Liens that will be released at or prior to the Closing.

“Person” shall mean a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Personal Information” shall mean all information that is defined as “personal information”, “personal data”, “personally identifiable information”, “non-public information”, “protected health information” or any similar term under applicable Privacy Laws, including, as applicable, names, addresses, telephone numbers, email addresses, financial information, financial account numbers, personal health information, drivers’ license numbers and government-issued identification numbers, precise geolocation information, Internet Protocol addresses, device identifiers or other persistent identifiers, and other such information that identifies, can be used to identify, or is otherwise associated with an individual natural person or device.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Presidential Memorandum” shall mean the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Privacy Laws” shall mean all applicable Laws, Governmental Orders, guidance issued by any Governmental Entity concerning the privacy, security or Processing of Personal Information and contractual and fiduciary obligations related to data privacy, biometric data, data protection, data security or marketing.

“Processing” shall mean any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, handling, recording, organization, maintenance, storage, adaptation, or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process”, “Processed” and similar terms shall have correlative meanings.

“Purchaser Cash” shall mean, as of any given time of determination, all cash, cash equivalents and marketable securities held by Purchaser and its wholly-owned Subsidiaries on a consolidated basis, including all outstanding security, customer or other deposits in cash, at such time.

“Purchaser Group” shall mean Purchaser, any Affiliate of Purchaser (excluding, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, accountants, attorneys, consultants, advisors and other representatives, successors or permitted assigns.

“Purchaser Retention Program” shall mean the employee retention program to be implemented by Purchaser following the Closing Date in accordance with Section 5.20 of this Agreement, pursuant to which retention payments from the Purchaser Retention Pool (as defined in Section 5.20 of the Seller Disclosure Schedule) shall be made.

“Reference Time” shall mean 12:01 a.m., EST, on the Closing Date.

“Registration Statement” has the meaning set forth in Section 5.15(a).

“Remedial Action” shall mean any and all (a) investigations of Environmental Conditions, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring or (b) actions taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product.

“Representative” of a Person shall mean any director, officer, employee, advisor (including any legal counsel, accountant, auditor or consultant), agent or other representative of such Person.

“RS Financial Statements” has the meaning set forth in Section 5.15(b).

“Sample Calculation” means the sample calculation of Net Working Capital as of June 30, 2022 set forth in Exhibit A.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” has the meaning set forth in Section 3.15(b).

“Seller Benefit Plan” shall mean each Benefit Plan other than a Transferred Entity Benefit Plan.

“Seller Group” shall mean Sellers, any Affiliate of Sellers (excluding, for the avoidance of doubt, the Company and its Subsidiaries) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, accountants, attorneys, consultants, advisors and other representatives, successors or permitted assigns.

“Sellers’ IT Systems” shall mean all material software, computer hardware, servers, networks, platform, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service providers) by Sellers.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner, manager or managing member.

“Tax” shall mean any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding or any other tax, governmental duty or assessment, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any amendment thereof.

“Taxing Authority” shall mean a Federal, state, local or foreign Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.

“Territory” is defined in Section 5.16.

“Transaction Accounting Principles” means the accounting methods, assumptions, policies, principles, practices and procedures set forth in Exhibit A.

“Transaction Expenses” shall mean (a) all fees and expenses of the Transferred Entities incurred or payable by the Transferred Entities as of the Closing Date and not paid prior to the Closing Date payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by any Transferred Entities in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) 50% of all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy as described in Section 5.13(a), and (c) any sale, change in control bonus, transaction bonus or similar bonus payable by the Company to current or former employees, directors or individual consultants of the Transferred Entities solely as a result of the consummation of the transactions contemplated hereby (which, for the avoidance of doubt, shall exclude any amounts pursuant to such arrangements that are payable in respect of periods following the Closing), including, in each case, the employer portion of any payroll or similar fees and expenses and security, unemployment or similar Taxes with respect thereto. For clarity, Transaction Expenses shall not include (i) any amounts paid under the Purchaser Retention Pool (as defined in Section 5.20 of the Seller Disclosure Schedule) (or otherwise paid pursuant to the Purchaser Retention Program), (ii) any Indebtedness, any liability reflected in Net Working Capital or any fees and expenses that become due and payable following the Closing as a result of any increase in the consideration paid to Purchaser or (iii) any fees, expenses or other liabilities to the extent incurred by or at the direction of Purchaser or otherwise relating to Purchaser or its Affiliates’ financing, including obtaining any consent or waiver relating thereto, for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated hereby, including any fees payable to any financing institution or lender or the Transferred Entities’ accountants on behalf of Purchaser or its Affiliates.

“Transfer Tax” shall mean any sales, use, transfer, gains, documentary, stamp, value added, real property transfer or gains, withholding or other similar Taxes and related notary and other fees imposed on or payable in connection with the transactions effectuated (or deemed effectuated) pursuant to this Agreement or the entering into this Agreement.

“Transferred Entity Benefit Plan” shall mean any Benefit Plan sponsored or maintained solely by any Transferred Entity, all of which are identified as Transferred Entity Benefit Plans on Section 3.10(a) of the Seller Disclosure Schedule.

“Transferred Entity Employee” shall mean an individual who is, immediately before the Closing, employed by any of the Transferred Entities (including any employees on short-term or long-term disability or other leaves of absence).

“TSA” shall mean that certain Transition Services Agreement, by and between Seller Parent and the Company, in the form attached hereto as Exhibit C.

“UK Subsidiaries” shall mean (i) Navigate PR Limited (company registration number: 05129959) and (ii) Navigate Response Limited (company registration number: 07969104), and “UK Subsidiary” shall mean any of them.

“USVI Contract” shall mean that certain Contract for Professional Services, dated November 30, 2017, by and between the Virgin Islands Public Finance Authority and the Company, and assigned by the Company to Witt O’Brien’s USVI, LLC as of April 8, 2018, as amended, modified or supplemented, and any task orders or work orders issued in connection therewith (and including the Memorandum of Understanding, dated November 18, 2017, by and between the Virgin Islands Public Finance Authority and the Virgin Islands Housing Finance Authority).

“USVI Receivables” shall mean any and all accounts receivable arising from the USVI Contract related to services or work performed by the Transferred Entities at least 180 days prior to the Closing Date.

“USVI Revenue” shall mean any and all cash revenues, consideration, compensation, payments, reimbursements and other cash amounts actually received by any of the Transferred Entities following the Closing that arise from or in connection with the USVI Receivables.

“USVI Subcontractor Payables” shall mean any and all accounts payable arising from the USVI Contract related to services or work performed by subcontractors of the Transferred Entities at least 180 days prior to the Closing Date for, or on behalf of, the Transferred Entities.

“Willful Breach” shall mean a material breach or failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2    Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Agreement	Preamble
Antitrust Laws	Section 5.2(a)
Balance Sheet Date	Section 3.6(a)
CERCLA	Definition of Environmental Laws
Closing	Section 2.1
Closing Adjustment	Section 2.5
Closing Date	Section 2.4(a)
Closing Notice	Section 2.5
COBRA	Section 3.10(i)
Company	Recitals
Company Intellectual Property Rights	Section 3.14(a)
Competing Business	Section 5.15(a)
Dataroom	Section 3.22
DOJ	Section 5.2(a)
Enforceability Exceptions	Section 3.3
EPCRA	Definition of Environmental Laws
Evaluation Material	Section 5.1(a)
Final Adjustment Amount	Section 2.6(e)
Final Post-Closing Adjustment Statement	Section 2.6(e)
Final Purchase Price Allocation Schedule	Section 7.7
Financial Statements	Section 3.6(a)
FTC	Section 5.2(a)
Governmental Approvals	Section 5.2(a)
Guarantees	Section 5.8(a)
HMTA	Definition of Environmental Laws
Indebtedness	Definitions
Independent Accounting Firm	Section 2.6(d)(i)
Initial Post-Closing Adjustment Statement	Section 2.6(a)
Leased Real Property	Section 3.16(b)
Leases	Section 3.16(b)
Material Contracts	Section 3.17(a)
New Plans	Section 6.2
Non-Recourse Parties	Section 11.15
Non-Substituted Guarantee	Section 5.8(b)
Notice of Disagreement	Section 2.6(b)
Outside Date	Section 9.1(b)(i)
Parties	Preamble
Pass-through Income	Section 7.2
Pass-through Pre-Closing Tax Contest	Section 7.3
Pass-through Tax Form	Section 7.2
Post-Closing Adjustment	Section 2.7
Privileged Communications	Section 11.13
Prohibitive Order	Section 8.1(b)
Purchase Price	Section 2.2
Purchase Price Allocation Schedule	Section 7.7
Purchaser Arrangements	Section 5.19
Purchaser Disclosure Schedule	Article IV
Purchaser USVI Payable	Section 2.3(a)
R&W Insurance Policy	Section 5.13
RCRA	Definition of Environmental Laws
Real Property	Section 3.16(b)
Resolution Period	Section 2.6(c)
Review Period	Section 2.6(b)
Sale	Section 2.1
Security Breach	Section 3.15(b)
Seller 1	Preamble
Seller 2	Preamble
Seller Disclosure Schedule	Article III
Seller Parent	Preamble
Seller Returns	Section 7.1
Sellers	Preamble
Straddle Return	Section 7.1
Subject Assets	Section 5.2(c)
Transferred Entities	Recitals
Transferred Entity Contract	Section 3.4
Transferred Entity Permits	Section 3.9
Transferred Interests	Recitals
TSCA	Definition of Environmental Laws
USVI Revenue Statement	Section 2.3(e)
Waived 280G Benefits	Section 5.19
WARN Act	Section 3.10(k)

Article II

THE SALE

2.1   The Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Sellers shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Transferred Interests (the “Sale”) free and clear of all Liens, other than Permitted Liens.

2.2   Purchase Price. In consideration for the Transferred Interests, at the Closing, Purchaser shall pay to Seller Parent or its designee an aggregate of $161,500,000 in cash (the “Purchase Price”). The Purchase Price shall be subject to adjustment as provided in Section 2.6 through Section 2.7.

2.3   USVI Payments.

(a)     In addition to the Purchase Price, if the Closing occurs, Purchaser shall pay to Seller Parent or its designee by wire transfer of immediately available funds to such bank account as is specified in writing by Seller Parent to Purchaser, an amount equal to the excess of (x) the sum of (I) 80% of the amount of any such USVI Revenues, net of any Tax payable after the Closing Date by any Transferred Entity in connection with the receipt of any USVI Revenues (except to the extent of any such Taxes taken into account in the calculation of the Closing Adjustment or Adjustment Amount), (II) 100% of any Taxes (including, for the avoidance of doubt, withholding Taxes) that are attributable to the receipt of the USVI Revenues and taken into account in the calculation of the Closing Adjustment or Adjustment Amount, and (III) 80% of the amount (such amount a “Tax Refund”) of any refund or credit, including any reduction in any future Taxes that would otherwise be withheld, of any Taxes (including, for the avoidance of doubt, withholding Taxes) attributable to the receipt of the USVI Revenues (net of any out-of-pocket costs or Taxes attributable to such refund, credit or reduction), in each case collected, received or realized by any Transferred Entity on or prior to the four (4) year anniversary of the Closing Date (the “USVI End Date”) over (y) 80% of the amount of USVI Subcontractor Payables paid or payable in connection with the collection of such USVI Revenues (each such excess amount, a “Purchaser USVI Payable”). Purchaser shall make any payments required by the foregoing sentence on the last business day of every calendar month after the Closing Date, provided that, if at any time the aggregate amount of owed but unpaid USVI Payables exceeds $500,000.00 (five hundred thousand dollars), Purchaser shall pay all such collected and unpaid amounts within five (5) Business Days. Purchaser shall, and shall cause the Transferred Entitles to, cooperate with Seller Parent to make all filings and take all actions necessary to secure any Tax Refund as promptly as possible.

(b)     If, at the time when any payment is required by Purchaser pursuant to Section 2.3(a), (i) Purchaser has complied with its obligations pursuant to Section 2.3(f)(ii) and (ii), the payment of any Purchaser USVI Payable to Seller Parent or its designee in accordance with Section 2.3(a) would cause Purchaser Cash to fall below the Minimum Cash Amount, then at such time Purchaser will pay the portion of such Purchaser USVI Payable such that the Purchaser Cash remaining after such payment would equal the Minimum Cash Amount. Purchaser shall pay any unpaid portion of Purchaser USVI Payables as soon as there is sufficient Purchaser Cash such that the remaining Purchaser Cash after such payment is equal to or greater than the Minimum Cash Amount.

(c)        For the avoidance of doubt, (i) Purchaser shall pay each Purchaser USVI Payable to Seller Parent or its designee in accordance with the terms of this Agreement, irrespective of any other Purchaser USVI Payable being, having been or becoming due and payable hereunder and (ii) Purchaser’s obligation to pay each Purchaser USVI Payable to Seller Parent or its designee in accordance with the terms of this Agreement is a separate and independent obligation.

(d)        Purchaser USVI Payables shall not be subject to set off, counterclaim, clawback or recapture rights. All Purchaser USVI Payables paid by Purchaser hereunder will be treated by the Parties for all purposes as additional consideration for the purchase and sale of the Transferred Interests except as otherwise required by applicable Law.

(e)        If Purchaser fails to promptly pay any Purchaser USVI Payable pursuant to this Section 2.3, Purchaser shall also pay any reasonable and documented costs and expenses (including reasonable legal fees and expenses) incurred by Sellers or their Affiliates in connection with any legal action to enforce this Agreement that results in a judgment for such amount against Purchaser. Any amount not paid when due pursuant to this Section 2.3(e) shall bear interest from the date such amount is due until the date paid at a rate equal to 2% plus the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such Payment.

(f)        As promptly as practicable but no later than ten (10) Business Days following the end of each fiscal quarter until the date that all USVI Revenue that may be payable from or in connection with the USVI Contract have been paid, Purchaser shall prepare and deliver to Seller Parent a statement (the “USVI Revenue Statement”) setting forth the amount of (A) USVI Revenues received during such fiscal quarter together with reasonable supporting documentation, including copies of checks and remittance slips, (B) all outstanding USVI Receivables not yet received and USVI Subcontractor Payables not yet paid, and (C) Cash as of the last day of each calendar month of such fiscal quarter. Seller Parent and its accountants shall be provided with reasonable access to the books and records of the Transferred Entities and Purchaser and any other supporting documentation that Seller Parent may reasonably request relevant to the determination of USVI Revenues for the applicable fiscal quarter, together with reasonable access to the Representatives of the Transferred Entities and Purchaser that assisted with the preparation of the USVI Revenue Statement, in each case upon reasonable prior notice and during normal business hours.

(g)        Following the Closing:

     (i)        until the earlier of (x) the date that all USVI Revenue that may be payable from or in connection with the USVI Contract have been paid and (y) the USVI End Date, Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) to, use their best efforts to collect any and all USVI Revenue that may be payable from or in connection with the USVI Contract; and

     (ii)        until all amounts payable pursuant by Purchaser pursuant to this Section 2.3 have been paid in full, Purchaser shall, and shall cause its Affiliates (A) to use their respective best efforts to maintain Purchaser Cash at all times in an amount that is not less than the Minimum Cash Amount, (B) not to declare, set aside or pay any cash distributions or dividends, repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Purchaser or any of its Subsidiaries, or make any other payments of any nature to their respective direct or indirect equity holders if there are any owed but unpaid Purchaser USVI Payables or such distribution, dividend, repurchase or other payments could otherwise result in Purchaser Cash at any time failing to exceed the Minimum Cash Amount or (C) not to take, directly or indirectly, any action that could impair or limit the amount of USVI Revenue paid or collected or to seek to avoid, obstruct or circumvent its obligations under this Section 2.3.

Without limitation to the foregoing, Purchaser shall cooperate with Seller Parent in connection with efforts to collect USVI Revenue by permitting Seller Parent and its Representatives to participate in the collection of USVI Revenues (including by providing Seller Parent copies of all correspondence received from any Governmental Entity or other recipient of services under the USVI Contract or any subcontractors of the Transferred Entities or any other Person with respect to the USVI Contract, and allowing Representatives of Seller Parent to participate in all discussions, telephone calls and meetings with any of the foregoing Persons).

2.4   Closing.

        (a)      The Closing shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 at 10:00 a.m., New York time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Seller Parent and Purchaser (the “Closing Date”); provided, that the Closing may occur by electronic exchange of signature pages without the Parties being physically present in the same location.

        (b)      At the Closing:

  (i)     Sellers shall:

   (A)        deliver to Purchaser a copy of the Assignment Agreement, duly executed by Seller 1 and Seller 2;

   (B)        deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c);

   (C)        deliver to Purchaser a copy of the TSA, duly executed by Sellers;

   (D)        deliver to Purchaser the resignations, effective as of the Closing Date, of those directors or officers of the Transferred Entities, solely in their capacities as such, as Purchaser may reasonably request in writing no less than ten (10) days prior to the Closing Date; and

   (E)        deliver to Purchaser a valid executed IRS Form W-9 (or applicable successor form) from Seller 1.

   (F)        in relation to the UK Subsidiaries, deliver to the Purchaser:

        1.        a written confirmation of (a) where the statutory books of each UK Subsidiary are being held, and (b) the Companies House filing code;

        2.        a letter from Seller Parent confirming that it has ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to the UK Subsidiaries;

       3.        all title deeds, if any, relating to any leased real properties in the United Kingdom;

       4.        a certificate of title in the agreed form given by the Sellers’ solicitors in respect of each of the leased real properties in United Kingdom;

       5.        the original share certificate(s) in respect of the shares in the UK Subsidiaries, or, in the case of any share certificate found to be missing, an indemnity reasonably satisfactory to the Purchaser.

(c)        Purchaser shall:

    (i)        pay, or cause to be paid, to Seller Parent (or to an Affiliate designated by Seller Parent), by wire transfer, to an account or accounts designated by Seller Parent (or such Affiliate) not less than two (2) Business Days prior to the Closing, immediately available funds in an amount equal to the Purchase Price plus the Closing Adjustment (whether the Closing Adjustment is a positive amount or a negative amount) as determined pursuant to Section 2.4 and less the Purchaser Retention Program Seller Advance (as defined in Section 5.20 of the Seller Disclosure Schedule);

    (ii)        deliver to Sellers a copy of the Assignment Agreement, duly executed by Purchaser;

    (iii)        deliver to Sellers a copy of the TSA, duly executed by Purchaser; and

     (iv)      deliver to Sellers the certificate required to be delivered pursuant to Section 8.3(c).

2.5        Closing Adjustment. Not less than three (3) Business Days prior to the anticipated Closing Date, Sellers shall provide Purchaser with a statement (the “Closing Notice”) setting forth the Adjustment Estimate (the “Closing Adjustment”) with reasonable supporting calculations and detail.

2.6        Post-Closing Statement.

    (a)        After the Closing Date, Sellers, Seller Parent and Purchaser shall cooperate with each other and provide each other with such access to their respective books, records, accountants, audit work papers and relevant employees as they may reasonably request in connection with the matters addressed in this Section 2.5, provided, however, that nothing contained in this Section 2.5 shall require Sellers, Purchaser or any of their respective Affiliates to disclose any attorney-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege. As promptly as practicable but no later than seventy-five (75) days after the month end of the Closing Date, Purchaser shall prepare and deliver to Seller Parent a statement of the Adjustment Amount (the “Initial Post-Closing Adjustment Statement”), setting forth Purchaser’s calculation of the Adjustment Amount together with reasonable supporting calculations and detail. If the Initial Post-Closing Adjustment Statement is not delivered to Seller Parent within seventy-five (75) days after the Closing Date, then in addition to any other rights Seller Parent may have under this Agreement, Seller Parent will have the right to elect that the Company’s estimates set forth in the Closing Adjustment will constitute the final Adjustment Amount and will be final, conclusive and binding upon, and non-appealable by, the Parties.

   (b)        Seller Parent shall notify Purchaser in writing within thirty (30) days following Seller Parent’s receipt of the Initial Post-Closing Adjustment Statement (the “Review Period”) if Seller Parent objects to any matter set forth in the Initial Post-Closing Adjustment Statement, which notice shall describe the basis for such objection (the “Notice of Disagreement”); provided that Seller Parent and Purchaser shall be deemed to have agreed upon all items and amounts that are not so disputed by Seller Parent in the Notice of Disagreement. If no Notice of Disagreement is received by Purchaser prior to the expiration of the Review Period, then the Initial Post-Closing Adjustment Statement shall be deemed to have been accepted by Seller Parent and shall become final and binding upon the Parties in accordance with Section 2.5(e).

   (c)        During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters properly specified in the Notice of Disagreement. All such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible or used by any Party in any future proceedings between the Parties, including before the Independent Accounting Firm.

   (d)        Dispute Resolution.

(i)        If, at the end of the Resolution Period, Seller Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Seller Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Post-Closing Adjustment Statement marked to indicate those line items that are not in dispute) to the New York office of a nationally recognized independent accounting firm reasonably acceptable to Purchaser and Seller Parent (the “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed to make, within thirty (30) days after the later of (x) the expiration of the Resolution Period or (y) the Independent Accounting Firm’s selection pursuant to the preceding sentence, a final determination in accordance with this Agreement, binding on the Parties, of the appropriate amount of each of the line items in the Initial Post-Closing Adjustment Statement which remain in dispute as indicated in the Notice of Disagreement which Seller Parent and Purchaser have submitted to the Independent Accounting Firm, and to promptly notify the Parties in writing of its determination. With respect to each amount in dispute, the Independent Accounting Firm’s determination, if not in accordance with the position of either Seller Parent or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller Parent in the Notice of Disagreement or by Purchaser in the Initial Post-Closing Adjustment Statement with respect to such disputed amount. Seller Parent or Purchaser will also instruct the Independent Accounting Firm to make a final determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Transaction Expenses based solely on written materials submitted by Seller Parent or Purchaser and in accordance with this Agreement (i.e., not on the basis of an independent review) and acting only as an expert and not as an arbitrator.

(ii)        During the review by the Independent Accounting Firm, Purchaser, Sellers and Seller Parent will each provide the Independent Accounting Firm with such access to their respective books, records, accountants, audit work papers and relevant employees as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.5; provided, however, that nothing contained in this Section 2.5 shall require Seller, Seller Parent, Purchaser or any of their respective Affiliates to disclose any attorneys-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege.

(iii)        The fees, costs and expenses of the Independent Accounting Firm will be borne by Seller Parent, on the one hand, and Purchaser, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if Seller Parent claims the Adjustment Amount is $1,000 less than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Seller Parent, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller Parent $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller Parent. In connection with its determination of the Adjustment Amount, the Independent Accounting Firm will, pursuant to the terms of this Section 2.5(d)(iii), also determine the allocation of its fees and expenses between Seller Parent and Purchaser, which such determination will be final, conclusive and binding upon the Parties.

(e)        The statement of the Adjustment Amount that is final and binding on the Parties, as determined either through agreement of the Parties pursuant to Section 2.5(b) or Section 2.5(c) or through the action of the Independent Accounting Firm pursuant to Section 2.5(d), is referred to as the “Final Post-Closing Adjustment Statement”, and the Adjustment Amount set forth therein as the “Final Adjustment Amount”.

2.7        Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to (i) the Final Adjustment Amount less (ii) the Closing Adjustment. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Seller Parent (or one or more Affiliates designated by Seller Parent) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller Parent (or an Affiliate designated by Seller Parent), on behalf of Sellers, shall pay in cash to Purchaser the amount of the Post-Closing Adjustment. Any such payment shall be made within five (5) Business Days after the Final Post-Closing Adjustment Statement becomes due.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Sellers represent and warrant, on a joint and several basis, to Purchaser as follows:

3.1    Organization and Qualification; Subsidiaries. Sellers, Seller Parent and each Transferred Entity is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth a list of the Transferred Entities. Sellers have made available to Purchaser copies of the respective certificates of formation or operating agreements (or similar governing documents) of the Transferred Entities, in each case, as in effect as of the date hereof.

3.2   Capitalization of the Transferred Entities.

(a)        The Transferred Interests are duly authorized, validly issued, fully paid and nonassessable and owned by Sellers, free and clear of all Liens, other than Permitted Liens. Except for the Transferred Interests or any interest held by a Transferred Entity, there are no shares of capital stock or other equity interests of any Transferred Entities authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any of the Transferred Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests of any Transferred Entity, and no such rights are authorized, issued or outstanding. None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for equity interests having the right to vote) with the equityholders of such Transferred Entity on any matter.

(b)        There are no voting trusts or other agreements or understandings to which any Transferred Entity is a party with respect to the voting of the Transferred Interests.

(c)        Except for ownership of other Transferred Entities, no Transferred Entity owns any capital stock, membership interests, security or other interest in any other Person.

3.3   Authority Relative to This Agreement. Sellers and Seller Parent have all necessary organizational power and authority, and has taken all organizational action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Sellers and Seller Parent and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Sellers and Seller Parent, enforceable against Sellers and Seller Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in an Action at equity or at Law) (collectively, the “Enforceability Exceptions”).

3.4   Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Sellers or Seller Parent for the execution, delivery and performance by Sellers or Seller Parent of this Agreement or the consummation by Sellers or Seller Parent of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the HSR Act and other applicable foreign antitrust regulations or (b) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Sellers or Seller Parent nor the consummation by Sellers and Seller Parent of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective certificates of formation or operating agreements (or similar governing documents) of Sellers or Seller Parent or any Transferred Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, or require the consent of any Person under, any of the terms, conditions or provisions of any contract of any Transferred Entity material to the Business (a “Transferred Entity Contract”), or (iii) violate or infringe any Law applicable to any Transferred Entity or any of their respective properties or assets, except in the case of clauses (i), (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5   No Default. No Transferred Entity is in default or violation of any term, condition or provision of (i) its certificate of formation or operating agreement (or similar governing documents), or (ii) any Law applicable to any Transferred Entity or any of its properties or assets, except for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6   Financial Statements; Liabilities.

(a)        Section 3.6 of the Seller Disclosure Schedule contains the following financial statements (collectively, with any notes thereto, the “Financial Statements”): (i) the audited consolidated balance sheet and statements of operating income and expenses of the Transferred Entities as of and for the fiscal year ended December 31, 2021 and (ii) the unaudited balance sheet and statements of operating income and expenses of the Transferred Entities as of and for the year-to-date ended June 30, 2022 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the financial position and the results of operations of the Transferred Entities as of the respective dates thereof and for the respective periods covered, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments.

(b)        There are no material liabilities or obligations of the Transferred Entities of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP, other than those that (i) are reflected or reserved against on the Financial Statements or otherwise set forth in this Agreement, (ii) have been incurred in the ordinary course of business of the Transferred Entities since the Balance Sheet Date, (iii) are permitted or contemplated by this Agreement, (iv) have been discharged or paid off or (v) would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect.

3.7   Absence of Certain Events. Except as contemplated by this Agreement, since the Balance Sheet Date, (a) there has not occurred any event that has had or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (b) none of Sellers nor any of the Transferred Entities has taken any action that, if taken after the date hereof, would violate any of Section 5.4(b)(i) through Section 5.4(b)(iv).

3.8   Litigation. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, as of the date of this Agreement, there is no material civil, criminal or administrative Action pending, or to the knowledge of the Sellers, threatened in writing against the Sellers or any Transferred Entity under which the damages payable by Sellers or any Transferred Entity (in excess of third party insurance proceeds received) are reasonably expected to exceed $250,000. No Transferred Entity (including the applicable assets thereof) is subject to any outstanding Governmental Order, judgment, writ, injunction or decree that is material to the Business taken as a whole.

3.9   Permits. The Transferred Entities hold all permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted (the “Transferred Entity Permits”), except for failures to hold such Transferred Entity Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Transferred Entities are in compliance with the terms of the Transferred Entity Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, none of the Sellers nor any Transferred Entity has received any written notice from any Governmental Entity that any such Transferred Entity Permits will be or are threatened to be modified, suspended or revoked, and, except as set forth in Section 3.9 of the Seller Disclosure Schedule, to the knowledge of the Sellers, each Transferred Entity Permit has been timely renewed or reapplied for by the Sellers or the respective Transferred Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10        Employee Benefit Matters and Labor Matters.

(a)        Section 3.10(a) of the Seller Disclosure Schedule sets forth a list of each material Benefit Plan and separately identifies each Transferred Entity Benefit Plan and material Seller Benefit Plan.  With respect to each Transferred Entity Benefit Plan, Sellers have made available to Purchaser true and complete copies of: (i) the plan document and all amendments thereto; (ii) all trust agreements, insurance contracts or any other funding instruments; (iii) for any Transferred Entity Benefit Plan that is a qualified retirement plan under Section 401(a) of the Code, the current determination letter from the IRS; (iv) for any Transferred Entity Benefit Plan required to make annual filings, Forms 5500 and financial reports (audited and/or unaudited) filed with the IRS or U.S. Department of Labor for the 2020 and 2021 plan years; (v) required compliance/nondiscrimination testing for the 2020 and 2021 plan years; (vi) all material contracts with third-party administrators, investment managers, consultants and other service providers to the Transferred Entity Benefit Plan; and (vii) all summary plan descriptions and amendments thereto.

(b)        Section 3.10(b) of the Seller Disclosure Schedule sets forth a list as of the date hereof, by position, of each Transferred Entity Employee, his or her base salary or wage rate, the exempt/non-exempt classification under federal and state wage-and-hour laws, primary locations of employment, date of hire and the Transferred Entity by whom the Transferred Entity Employee is employed. Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule, each current Transferred Entity Employee is employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice.

(c)        Section 3.10(c) of the Seller Disclosure Schedule sets forth a list of each Compensation Agreement.  Sellers have made available to Purchaser true and complete copies of each Compensation Agreement.

(d)        None of the Company, Sellers or any of their respective ERISA Affiliates has any liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a material liability of the Transferred Entities following the Closing. No Transferred Entity has any obligation to contribute to a Multiemployer Plan or has incurred any Withdrawal Liability that has not been satisfied in full prior to the date hereof.

(e)        All Transferred Entity Benefit Plans have been operated and maintained in all material respects, in accordance with their terms and in compliance with applicable Laws, including applicable provisions of ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(f)        Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment following the Closing becoming due to any Transferred Entity Employee or Former Transferred Entity Employee under any Benefit Plan or Compensation Agreement that could reasonably be expected to be a liability of the Transferred Entities following the Closing, (ii) materially increase any benefits otherwise payable under any Benefit Plan that could reasonably be expected to be a liability of the Transferred Entities following the Closing, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a material liability of the Transferred Entities following the Closing.

(g)        There is no material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sellers, threatened against the Transferred Entities by any Transferred Entity Employee or Former Transferred Entity Employee, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Transferred Entities, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Transferred Entities are, and for the prior four (4) years have been in compliance with all Laws regarding employment, employment practices, terms and conditions of employment, classification of employees and contractors, occupational health and safety (including all applicable federal, state and local regulations and guidance related to the COVID-19 pandemic) and wages.

(h)        There are no material pending actions, claims, audits, examinations or lawsuits asserted or instituted against or in respect of any Benefit Plan by any Governmental Entity or by any current or former employee of any Transferred Entity, other than routine claims for benefits, and, to the knowledge of the Sellers, no such action, claim, audit, examination or lawsuit has been threatened. All material payments required to be made by the Company or Sellers under, or with respect to, any applicable Laws (including wages, salaries, overtime, and wage premiums) and any Transferred Entity Benefit Plan and Compensation Agreements (including all material contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Transferred Entity Benefit Plans, applicable Law and GAAP. No Transferred Entity is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(i)        No Transferred Entity has any liability for post-retirement welfare benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Transferred Entity Benefit Plans (other than in accordance with Section 601 et seq. of ERISA, Section 4980B of the Code and the regulations thereunder) and any applicable state coverage continuation laws (collectively, “COBRA”).

(j)        Each Transferred Entity has properly completed and retained a Form I-9 with respect to each of its current and past employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees.

(k)        In the past three (3) years, no Transferred Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and similar applicable state, local and foreign Law relating to plant closings and layoffs (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in connection with its business; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility used in connection with its business; nor has any Transferred Entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(l)        This Section 3.10 contains the sole and exclusive representations and warranties of Sellers regarding any Benefit Plan or labor matters.

3.11        Brokers. Except for the Persons set forth in Section 3.11 of the Seller Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.12        Taxes. It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.10 (insofar as they specifically relate to Taxes) and this Section 3.12.

(a)        All material Tax Returns and all Pass-through Tax Forms required to be filed by any Transferred Entity have been filed (taking into account all properly granted extensions) and all Taxes shown as due thereon have been timely paid to the appropriate Governmental Entity, all such Tax Returns and all Pass-through Tax Forms were true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown to be due on such Tax Returns) have been timely paid to the appropriate Governmental Entity or will be timely paid by the due date thereof.

(b)        There is no action, suit, proceeding, investigation, audit, deficiency, adjustment or claim pending or threatened either (i) in writing with respect to any Taxes of the Transferred Entities or (ii) to the Sellers’ Knowledge with respect to any Taxes of the Transferred Entities.

(c)        Each of the Transferred Entities has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes (including maintenance of any required records) and has duly withheld or collected and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld or collected and paid over in connection with amounts paid or owing to any current or former employee, independent contractor, or other third party.

(d)        None of the Transferred Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(e)        There are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any Transferred Entity with respect to any currently open Tax period (other than pursuant to any extensions of time to file Tax Returns obtained in the ordinary course of business). No request which is still outstanding has been made in writing for any such waiver, extension, consent or agreement (other than pursuant to any extensions of time to file Tax Returns obtained in the ordinary course of business). No private letter ruling of the IRS or any comparable ruling relating to Taxes of any Governmental Entity has been received or applied for with respect to the Transferred Entities.

(f)        In the past five (5) years, no written claim has been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of a Transferred Entity that such Transferred Entity is subject to Tax in that jurisdiction. Each Transferred Entity has only ever been resident in its country of incorporation for Tax purposes and is not, and has never been, resident in any other country by operation of any double tax agreement, and no Transferred Entity has, or has ever had, a branch or permanent establishment outside its country of incorporation which may result in any of the Transferred Entities being subject to Tax in that other country.

(g)        No Transferred Entity has been a member of an affiliated, consolidated, combined, unitary or similar group that has elected, or is required, to file Tax Returns or pay Taxes on a joint or group basis and no Transferred Entity is liable for Taxes of any other person (other than a Transferred Entity) as a result of successor or transferee liability or otherwise by operation of Law. No Transferred Entity is a party to, bound by, or has any obligation under, any Tax sharing, indemnity, allocation or similar agreement or arrangement, a primary subject of which is Taxes (excluding (A) any such agreement between or among the Transferred Entities, and (B) any obligation or arrangement arising pursuant to this Agreement).

(h)        No Transferred Entity has agreed to make, nor is required to make, any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(i)        Until the effectiveness of the election described in Section 7.6, the Company was classified as a partnership for U.S. federal income Tax purposes and, since the effectiveness of such election, the Company has been classified as a disregarded entity for U.S. federal income Tax purposes. The Tax classification for U.S. federal income Tax purposes of each other Transferred Entity is set forth on Section 3.12(i) of the Seller Disclosure Schedule.

(j)        There are no Liens for Taxes upon any assets of the Transferred Entities except for Permitted Liens.

(k)        No Transferred Entity has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

 (l)        No Transferred Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any of the following that occurred or existed with respect to any Transferred Entity prior to Closing: (i) a “closing agreement”, advance compliance agreement, advance pricing agreement or similar agreement entered into with a Taxing Authority in any jurisdiction, (ii) an installment sale or open transaction, (iii) a prepaid amount or deferred revenue, (iv) a change in the accounting method of a Transferred Entity for a taxable period ending on or prior to the Closing, (v) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vi) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13.

(m)       No power of attorney with respect to Taxes of a Transferred Entity has been executed by any Transferred Entity with any Taxing Authority in any jurisdiction that is currently in effect.

(n)        Any and all transactions between or among the Company and its Subsidiaries and/or any of their Affiliates have occurred on arm’s-length terms in all material respects and the Company and its Subsidiaries have complied, in all material respects, with all Tax-related requirements that the arm’s-length nature of the terms of such transactions be documented. Such transactions have been, in all material respects, properly taken into account and reported in the Tax Returns of the Company and its Subsidiaries, and the Company and its Subsidiaries have, in all material respects, maintained any documentation (including any applicable transfer pricing studies) in connection with any such related party transactions required in accordance with applicable Law.

(o)        The Company has not made an election to have Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws, apply to any taxable year beginning before January 1, 2018.

(p)        No Transferred Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution purporting or intending to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(q)        No Transferred Entity has any material obligation with respect to any unclaimed property or escheat Laws.

(r)        The unpaid Taxes of the Transferred Entities as of the Balance Sheet Date did not materially exceed the reserve for Liability for Taxes (rather than for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements as of the Balance Sheet Date.

3.13       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Sellers: (a) no Leased Real Property has been contaminated with, or has had any release of, any Hazardous Material in such form or substance so as to create any liability for such Transferred Entity; (b) within the last three (3) years, such Transferred Entity has not received any notice, demand letter, claim or request for information alleging any violation of, or liability (including any investigatory, corrective, response, or remedial obligation) of such Transferred Entity under any Environmental Law; (c) such Transferred Entity is not subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law, (d) there is no condition in or under or emanating from the Leased Real Property that would require Remedial Action by Sellers or any Transferred Entity under applicable Environmental Laws, and (e) the Transferred Entity is in compliance, in all material respects, with all material permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals that are required to be held by the Transferred Entity pursuant to Environmental Laws. This Section 3.13 contains the sole and exclusive representations and warranties of Sellers regarding any Environmental Law matters.

3.14        Intellectual Property.

(a)        Section 3.14(a) of the Seller Disclosure Schedule contains a list of all Intellectual Property Rights owned by any Transferred Entity that are material to the Business (“Company Intellectual Property Rights”) and that have been issued or registered or are the subject of a pending application for issuance or registration.

(b)        Section 3.14(b) of the Seller Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which any Transferred Entity is a party and pursuant to which any Intellectual Property Right material to the Business is licensed (i) by any Transferred Entity to any Person (other than any other Transferred Entity) or (ii) by any Person (other than any Transferred Entity) to a Transferred Entity.

(c)        No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement materially restricting the use thereof by any Transferred Entity or materially restricting the licensing thereof by any Transferred Entity to any Person.

(d)        No written claim of invalidity or infringement with respect to any Company Intellectual Property Right has been made by a third party and received by the Transferred Entities, and, to the knowledge of Sellers, the Company Intellectual Property Rights are not the subject of any threatened or pending Action.

(e)        To the knowledge of Sellers, no Transferred Entity has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property Right of any other Person.

(f)        This Section 3.14 contains the sole and exclusive representations and warranties of Sellers regarding any Intellectual Property Rights matters.

(g)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Transferred Entities will have at Closing good and valid title to all of the Intellectual Property Rights, free and clear of all Liens.

3.15        Data Privacy.

(a)        Each Seller is in compliance in all material respects with all Privacy Laws with respect to the Processing of Personal Information applicable to such Seller and its business.

(b)        During the past three (3) years, no Person has gained unauthorized access to or engaged in unauthorized Processing of: (i) any Personal Information or Company Data held by either Seller, or to the knowledge of such Seller; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that collect or Process Personal Information owned or maintained by such Seller (each a “Security Breach”), where such Security Breach resulted in the provision of notice to any Person as required by applicable Privacy Laws.

(c)        Each Seller maintains and has maintained commercially reasonable security measures, controls, technologies, policies and safeguards designed to protect Personal Information and Company Data in possession of such Seller, and intends to provide for the materially uninterrupted and error-free operation of Sellers’ IT Systems.

(d)        Each of Sellers’ employees who has access to Personal Information has received training regarding information security that is relevant to such employee’s role and responsibility within or services provided to Sellers.

(e)        Sellers’ IT Systems are adequate for, and operate and perform as materially required in connection with, the operation of the Sellers’ business.

(f)        Sellers maintain a cyber-insurance policy that is suitable for the nature and volume of Personal Information Processed by or on behalf of Sellers in the conduct of the business and is sufficient for compliance with all Contracts to which Sellers (or either of them) are a party or by which they (or either of them) are bound.

(g)        During the past three (3) years, there has been no Action initiated by any other Person pending or, to the Sellers’ knowledge, threatened in writing against the Company Group or, to the Company’s knowledge, its agents or subcontractors alleging a violation of any Privacy Laws, nor has there been any Governmental Order affecting the Company’s, its Subsidiaries’ or, to the Company’s knowledge, its agents’ or subcontractors’ (in the course of providing services to the Company or its Subsidiaries) use, access, collection, retention, disclosure or other Processing of any Personal Information.

3.16        Real Property.

      (a)        None of the Transferred Entities (i) own any real property or improvements thereon, or (ii) is a party to or bound by any contract or other agreement (or any option or similar right) for the purchase or sale of any real estate interest or any contract for the lease (other than the Leases) to or from any of the Transferred Entities.

      (b)        Section 3.16(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the real property leased by the Transferred Entities (the “Leased Real Property” or the “Real Property”). The Leased Real Property constitutes all interests of the Transferred Entities in real property used to conduct, or necessary for the operation of, the business of the Transferred Entities. Except as set forth on Schedule 3.16(b), the Leased Real Property leases (including all amendments or modifications thereto) (collectively, the “Leases”) are in full force and effect and enforceable in accordance with their respective terms. The applicable Transferred Entity holds a valid and existing leasehold interest under each such Lease, free and clear of all Liens, except Permitted Liens, subject to the Enforceability Exceptions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Transferred Entity is in, and no Seller has received written notice of or otherwise has any knowledge of any, breach or default under any Lease. To the knowledge of Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a breach of or default under, or permit termination, modification or acceleration of, any Lease.

3.17        Material Contracts.

      (a)        Section 3.17 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices, Benefit Plans and Compensation Agreements) to which any of the Transferred Entities is a party or is bound (the “Material Contracts”):

  (i)        Contracts involving payments by the Transferred Entities of more than $250,000 per year or $2,000,000 over the term of the Contract, or having a term of more than four (4) years and not terminable within 180 days;

   (ii)      Contracts requiring the Transferred Entities to provide more than $250,000 of services per year or $2,000,000 of services over the term of the Contract, or that are anticipated to generate, individually, revenue for any Transferred Entity of more than $1,000,000 in 2022 or 2023;

   (iii)     any Contract containing any future capital expenditure obligations of the Transferred Entities (or otherwise relating to the Business) in excess of $250,000;

   (iv)     Contracts evidencing Indebtedness for borrowed money of any Transferred Entity with a principal amount greater than $1,000,000;

   (v)      Contracts requiring any Transferred Entity to pay, perform, discharge or otherwise guarantee any Indebtedness of any other Person (other than a Transferred Entity) with a principal amount greater than $1,000,000;

   (vi)     any joint venture, partnership or other similar agreement involving co-investment between any Transferred Entity and a third party;

   (vii)    Contracts for the sale, transfer or other disposition of any assets of any Transferred Entity involving payments of more than $1,000,000, other than sales of inventory in the ordinary course of business consistent with past practice;

   (viii)   any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Transferred Entities have a continuing obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation that is reasonably expected to be $250,000 or greater in amount; and

   (ix)     any Contract containing covenants that would restrict or limit in any material respect the ability of the Transferred Entities after the Closing to engage in the Business or compete with respect to the Business with any Person or in any geographic area.

(b)        Sellers have made available to Purchaser true, correct and complete copies of each Material Contract and all amendments related thereto. Each Material Contract is a legal, valid and binding obligation of the applicable Transferred Entities, and, to the knowledge of Sellers, of each counterparty thereto, and is in full force and effect, and no Transferred Entity, or, to the knowledge of Sellers, other party thereto is in breach of, or in default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by any of the Transferred Entities, or, to the knowledge of Sellers, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches, defaults or events that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18        Government Contracts.

      (a)        Schedule 3.18(a) sets forth a true, complete, and correct list as of the date of this Agreement of Government Bids for awards of new Government Contracts made by the Transferred Entities to provide more than $50,000 of services per year or $75,000 of services over the term of the Government Contract, or that are anticipated to generate, individually, revenue for any Transferred Entity of more than $50,000 in 2022 or 2023.

      (b)        To the Sellers’ Knowledge, the Transferred Entities have complied with all material terms and material conditions of (including all representations and certifications relating to) Government Contracts and Government Bids, including all applicable Laws or regulations incorporated therein.

      (c)        Except as would not be reasonably expected to be material to the Transferred Entities taken as a whole, during the past three (3) years, (i) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Government Contracts or Government Bids has notified the Transferred Entities in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term; (ii) the Transferred Entities have received no notice of termination for convenience, cause or default, cure notice, show cause notice, or stop work order relating to any Government Contract, other than with respect to any ordinary course of business termination for convenience due to a change in scope of a Government Contract; and (iii) no Government Contract of the Transferred Entities been terminated for convenience, default or cause, other than with respect to any ordinary course of business termination for convenience due to a change in scope of a Government Contract. To Sellers’ Knowledge, no facts or circumstances exist upon which a termination for convenience, default, or cause may be based in the future. Except as would not be reasonably expected to be material to the Transferred Entities taken as a whole, the execution, delivery or performance of this Agreement will not result in a material violation, breach or default under any Government Contract for which the period of performance has not expired or terminated or final payment has not been received as of the date of this Agreement.

      (d)        (i) The Transferred Entities are not a party to any material outstanding claims, requests for equitable adjustment, or contract disputes relating to a Government Contract or Government Bid under the Contract Disputes Act or any other applicable Law; (ii) during the past three (3) years, the Transferred Entities have not received, and to Sellers’ Knowledge, no Governmental Entity, prime contractor or higher-tier subcontractor has threatened to assert, any claim, request for equitable adjustment, or dispute against the Transferred Entities relating to any Government Contract or Government Bid where the amount in controversy exceeds or is expected to exceed $1,000,000; (iii) to Sellers’ Knowledge, there are no factors or circumstances upon which such a request for equitable adjustment, claim, or dispute in (ii) may be based in the future; (iv) during the past three (3) years, the Transferred Entities have not received notice of any cost disallowance, withhold, offset, overpayment or credit in excess of $1,000,000 requested by or on behalf of a Governmental Entity; and (v) during the past three (3) years, all invoices and claims for payment, reimbursement or adjustment submitted by the Transferred Entities related to a Government Contract were current, accurate and complete as of their respective submission dates, except as would not reasonably be expected to be material to the Transferred Entities taken as a whole.

      (e)        To Sellers’ Knowledge, no Transferred Entity nor any of their Principals (as used in this Section 3.18, as defined in Federal Acquisition Regulation (“FAR”) 2.101 and 52.209-5), nor any of their respective employees, is or has been debarred, suspended, proposed for suspension or debarment, declared ineligible (as defined in FAR 2.101), received a notice of determination of non-responsibility or determined non-responsible by any Governmental Entity, or otherwise excluded from holding, performing, or bidding on any Government Contract. To Sellers’ Knowledge, no suspension, debarment, ineligibility (as defined in FAR 2.101), non-responsibility proceeding, or other exclusion action has been commenced or threatened against the Transferred Entities or any of their Principals. To Sellers’ Knowledge, there are no facts or circumstances that would be reasonably likely to result in a suspension, or debarment proceeding or ineligibility on the part of the Transferred Entities or any of their Principals.

      (f)        During the past three (3) years, (i) the Transferred Entities have not received notice of any pending or threatened investigation, prosecution, administrative proceeding or audit (other than pre-award, post-award and indirect rate audits by the Defense Contract Audit Agency or the Defense Contract Management Agency or other Governmental Entities performing a similar function that have not resulted in any investigation or claim for fraud or defective pricing or resulted in any penalty or assessment) related to any Government Contract or Government Bid of the Transferred Entities under which the damages payable by Sellers or any Transferred Entity (in excess of third party insurance proceeds received) are reasonably expected to exceed $1,000,000; and (ii) the Transferred Entities have not conducted or initiated any material internal investigation of their own initiative or at the request of any Governmental Entity, prime contractor or higher-tier subcontractor related to any Government Contract or Government Bid of Transferred Entities.

      (g)        During the past three (3) years, the Transferred Entities have not made any disclosure in writing to any Governmental Entity or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of an applicable Law or requirement of a Government Contract or Government Bid by the Transferred Entities or any of their principals relating to a Government Contract or Government Bid; nor, to Sellers’ Knowledge, are the Transferred Entities required to make any such disclosure to a Governmental Entity.

      (h)        During the past three (3) years, the Transferred Entities have not received notice of any material adverse past performance evaluations or ratings in connection with any Government Contracts.

      (i)        All invoices and claims for payment, reimbursement or adjustment submitted by the Transferred Entities in connection with a Government Contract during the last three (3) years were current, accurate, or complete in all material respects as of their respective submission dates and the Transferred Entities have complied with all obligations to update such submissions. During the last three (3) years, none of the accounting or business systems or practices and procedures of the Transferred Entities have been found to be non-compliant or inadequate by any Governmental Entity.

      (j)        During the past three (3) years, the Transferred Entities have complied with all Government Contracts requirements regarding the utilization of small or other disadvantaged business subcontractors and have not misrepresented themselves in any Government Bid as a small or disadvantaged business.

3.19        Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Transferred Entities have good and valid title to all of the items of tangible personal property reflected in the Financial Statements (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens and (b) the Transferred Entities have maintained all such tangible personal property in the ordinary course of business consistent with past practice, and such tangible person property is in good working order and condition, reasonable wear and tear excepted.

3.20        Compliance with Laws.

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three (3) years, the Transferred Entities have conducted, and continue to conduct, the Business in compliance with all applicable Laws and Governmental Orders applicable and none of the Sellers nor any Transferred Entity is in violation of any such Law or Governmental Order.

(b)        None of the Sellers nor any Transferred Entity has received, at any time since the Balance Sheet Date, any written notice or other written communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation by Sellers or any Transferred Entity of, or failure of any Transferred Entity to comply with, any Law or Governmental Order in any material respect.

(c)        None of the Sellers nor any Transferred Entity (through any employee of the Sellers or any Transferred Entity) has, and to the knowledge of the Sellers, no employee of the Sellers or any Transferred Entity has, directly or indirectly, (i) agreed to give, or has given, made or agreed to make, any gifts of money or similar benefit (other than incidental gifts of articles of nominal value) to any customer, supplier, governmental employee other than (x) payments required by Law of the applicable jurisdiction or (y) permitted by Law of the applicable jurisdiction and in not in violation of the U.S. Foreign Corrupt Practices Act; (ii) made any false entries on the books and records; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with, or on behalf of, the Business, except, in the case of clauses (i), (ii) and (iii) of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.21        Insurance. Section 3.21 of the Seller Disclosure Schedules sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel that is material to the Company and its Subsidiaries taken as a whole. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation, termination or denial of coverage for any material claim has been received with respect to any such insurance policy and (b) none of the Company and its Subsidiaries has received a notice of non-renewal from any of its insurers.

3.22        No TID U.S. Business. None of the Company or any of its Subsidiaries produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”, as that term is defined in § 800.215 of the CFIUS Regulations.

3.23        No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Seller Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (it being understood that Purchaser has relied only on such express representations and warranties), Purchaser acknowledges and agrees that none of Sellers nor Seller Parent nor any other Person on behalf of Sellers or Seller Parent makes, and Purchaser has not relied on, the accuracy or completeness of any express or implied representation or warranty with respect to Sellers or Seller Parent or the Transferred Entities or with respect to any statement or information of any nature made or provided by any Person, including any disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or representatives including in that certain datasite administered by Datasite (the “Dataroom”). Without limiting the foregoing, none of Sellers nor Seller Parent nor any other Person will have or be subject to any liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of its Affiliates or representatives, or Purchaser’s or any of its Affiliates’ or representatives’ use of or reliance on, any such information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or representatives including in the Dataroom, or otherwise in expectation of the transactions contemplated by this Agreement or any discussions with respect to any of the foregoing information.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered to Sellers concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser represents and warrants to Sellers as follows:

4.1            Organization and Qualification; Subsidiaries. Purchaser is duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.2            Authority Relative to This Agreement. Purchaser has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers and Seller Parent, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3            Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the HSR Act and other applicable foreign antitrust regulations or (b)  any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, or require the consent of any Person under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of its properties or assets, except in the case of clauses (i) or (ii) for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.4            Brokers. Except for the Persons set forth in Section 4.4 of the Purchaser Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5            Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any debt being entered into in connection therewith):

(a)            the fair saleable value (determined on a going concern basis) of the assets of Purchaser shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)            Purchaser shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c)            Purchaser shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

4.6            Acquisition of Transferred Interests for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Transferred Interests. Purchaser confirms that Sellers have made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of Sellers and of the Transferred Entities as well as access to the documents, information and records of Sellers and the Transferred Interests and to acquire additional information about the business and financial condition of the Transferred Entities, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Transferred Entities and its properties, assets, business, financial condition, prospects, documents, information and records. Purchaser is acquiring the Transferred Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Interests. Purchaser acknowledges that the Transferred Interests has not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

4.7            Inspections; Limitation of Sellers’ Warranties. Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Except as otherwise expressly set forth in this Agreement, the Transferred Interests and the businesses and properties of the Transferred Entities are furnished “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE TRANSFERRED ENTITIES.

4.8            Satisfaction of Conditions. Purchaser is not, as of the date of this Agreement, aware of any reason why the conditions set forth in Article VIII would not be satisfied or capable of being satisfied on the Closing Date.

4.9            Available Funds. Purchaser has or has access to, and will have or will have access to at and all times prior to the Closing, cash on hand or existing credit facilities of immediately available funds sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement and satisfy all of its obligations under this Agreement, including to pay in full the Purchase Price payable at Closing and all other amounts payable by Purchaser hereunder when required to do so pursuant to the terms hereof.

4.10          No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as qualified by the Purchaser Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (it being understood that Sellers and Seller Parent have relied only on such express representations and warranties), Sellers acknowledge and agree, on their own behalves and on behalf of the Seller Parent, that neither Purchaser nor any other Person on behalf of Purchaser makes, and none of Sellers nor Seller Parent has relied on, the accuracy or completeness of any express or implied representation or warranty with respect to Purchaser. Without limiting the foregoing, neither Purchaser nor any other Person will have or be subject to any liability whatsoever to Sellers or Seller Parent, or any other Person, resulting from the delivery or disclosure to Sellers or Seller Parent or any of their respective Affiliates or representatives, or Sellers’ or Seller Parent’s or any of their respective Affiliates’ or representatives’ use of or reliance on, any documentation or other information by any Person, or otherwise in expectation of the transaction contemplated by this Agreement or any discussions with respect to any of the foregoing information.

Article V

COVENANTS

5.1            Access to Books and Records.

(a)            After the date of this Agreement, Sellers shall afford to representatives of Purchaser reasonable access upon reasonable advance notice to the books and records of the Transferred Entities during normal business hours consistent with applicable Law and in accordance with the procedures established by Sellers; provided, however, that no Seller or Transferred Entity shall be required to violate any agreement to which any Seller or a Transferred Entity is a party, or any obligation of confidentiality to which any Seller or a Transferred Entity or any of their respective Affiliates may be subject, in discharging their obligations pursuant to this Section 5.1(a) or Law. Any information provided to Purchaser or its representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall be held by Purchaser and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement.

(b)            Purchaser agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by Sellers or the Transferred Entities, and Purchaser and its representatives shall not communicate with any of the employees of Sellers or the Transferred Entities without the prior written consent of Sellers. Notwithstanding anything to the contrary in this Agreement, none of Sellers nor the Transferred Entities shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or any of its Affiliates or contravene any Laws.

(c)            At and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, afford Sellers and their representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of each Transferred Entity to the extent that such access may be reasonably requested by Sellers and as such materials relate to the conduct of the Business prior to the Closing, including in connection with financial statements or a proceeding before the Independent Accounting Firm under Section 2.5(d); provided, however, that nothing in this Agreement shall limit any of Sellers’ rights of discovery.

(d)            Purchaser agrees to hold all the books and records of each Transferred Entity existing on the Closing Date and not to destroy or dispose of any thereof until the six (6) year anniversary of the Closing Date or such longer time as may be required by Law.

5.2            Efforts.

(a)            Subject to the terms and conditions herein provided, Purchaser and Sellers shall each use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make all submissions and filings under the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, (B) make all other required filings pursuant to other any applicable Law or other legal restraint designed to govern competition, trade regulation, or foreign investment or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, and (C) not extend any waiting period under the HSR Act or any other Antitrust Law, nor enter into any agreement with the United States Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed). Each Party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as possible.

(b)            Purchaser and Sellers shall, in connection with the actions referenced in Section 5.2(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Parties and/or their respective counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Parties and/or their counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity. Each of the Purchaser and Sellers shall consult with each other and consider in good faith the views of the other party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Entity relating to any Antitrust Law with respect to the transactions contemplated hereby, provided, however, that the final determination as the appropriate course of action shall be reasonably made by Purchaser. Purchaser and Sellers, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 5.2(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Sellers, as the case may be) or its legal counsel.

(c)            In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), Purchaser, Sellers and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including by (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of the businesses, product lines or assets of Purchaser or its Subsidiaries or Affiliates (including the other portfolio companies under common control with Affiliates of Purchaser) or the Transferred Entities (collectively, the “Subject Assets”), (y) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the Subject Assets, and (z) agreeing to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate or retain, any of the Subject Assets; provided, however, that (1) any action contemplated by clauses (x), (y) and (z) may be conditioned upon the consummation of the transactions contemplated by this Agreement and (2) Purchaser shall not be obligated to take any action contemplated by clauses (x), (y) and (z) that, individually or in the aggregate, would be reasonably likely to result in a material adverse impact on Purchaser and its Subsidiaries taken as a whole or on the Transferred Entities taken as a whole. It shall not be deemed a failure to satisfy the conditions specified in Section 8.1(a) if, as a result of any suit brought by any Person or Governmental Entity challenging the transactions contemplated by this Agreement as violating any Antitrust Law, a court enters or the applicable Governmental Entity makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of Subject Assets be divested or held separate by Purchaser, or that would otherwise limit Purchaser’s freedom of action with respect to, or its ability to operate and retain, the Subject Assets.

(d)            Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, none of Purchaser nor Sellers shall, and shall cause its Subsidiaries and controlled Affiliates to not, take or agree to take any action that would reasonably be expected to prevent or delay the Parties from obtaining any Governmental Approval in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(e)            Purchaser agrees to provide such security and assurances as to its financial capability, resources and creditworthiness (substantially similar in nature to those provided by Sellers to such parties prior to Closing) as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 5.2; provided, however, that each Party shall be responsible for its own costs and expenses to defend the transaction during any investigation or litigation.

5.3            Further Assurances. Sellers and Purchaser agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

5.4            Conduct of Business.

(a)            From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement, required by Law, or disclosed in Section 5.4 of the Seller Disclosure Schedule, without Purchaser’s written consent (which shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser shall be deemed to have consented in writing to any written request by Sellers to which Purchaser fails to respond within five (5) Business Days following receipt), Sellers shall cause each Transferred Entity to:

(i)            conduct the Business in the ordinary course of business; provided that any Transferred Entity may take any action in response to COVID-19 and any such action taken by a Transferred Entity shall be consistent with such Transferred Entity’s actions taken prior to the date hereof in response to COVID-19, and, to the extent not consistent with such Transferred Entity’s past practices in response to COVID-19, such action shall be commercially reasonable as determined by a prudent company in a position and industry similar to the Transferred Entities; and

(ii)           use reasonable efforts to preserve intact their respective business organizations and goodwill and preserve business relationships with customers and others having business relationships with them.

(b)            Without limiting the generality of Section 5.4(a), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (x) as otherwise contemplated by this Agreement, (y) as required by Law, and (z) as disclosed in Section 5.4 of the Seller Disclosure Schedule, without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser shall be deemed to have consented in writing to any written request by Sellers to which Purchaser fails to respond within five (5) Business Days following receipt), Sellers shall cause the Transferred Entities not to take any of the following actions with respect to the Business:

(i)            (A) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents, (B) split, combine or reclassify their outstanding capital stock, (C) declare, set aside or pay any non-cash dividend or non-cash distribution, or (D) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of any Subsidiary of the Company;

(ii)           merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate itself;

(iii)          issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock, except that any of the foregoing transactions among the Transferred Entities in the ordinary course shall be permitted;

(iv)          except for transactions in the ordinary course, (A) make any acquisition of any assets or businesses other than acquisitions (i) made in response to a force majeure event or emergency, (ii) set forth Section 5.4(b)(iv)(A) of the Seller Disclosure Schedule or (iii) not described by clause (i) or (ii) above in the ordinary course of business for consideration not greater than $250,000 individually or $500,000 in the aggregate, or (B) sell, pledge, dispose of or encumber any material assets or businesses other than sales or dispositions of businesses or assets (I) in the ordinary course of business or (II) as already contracted by any Seller or any Transferred Entity or as may be required by applicable Law;

(v)           adopt, enter into, or materially amend to materially increase benefits or obligations under, any Transferred Entity Benefit Plan, except (A) in the ordinary course of business, (B) as required pursuant to contractual arrangements in effect as of the date of this Agreement or as required or permitted under this Agreement, or (C) as required by applicable Law;

(vi)          settle or compromise any Action, other than as does not involve either (A) the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief or (B) future payments (in excess of third party insurance proceeds received) exceeding $150,000 with respect to any individual Action and $300,000 in the aggregate;

(vii)         enter into, amend or terminate any Material Contract or any material lease (other than (A) in the ordinary course of business and (B) terminations of contracts and leases as a result of the expiration of the term of such contracts or leases);

(viii)        materially change its policies and procedures related to accounts payable and accounts receivable in a manner outside of the ordinary course of business; or

(ix)          authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.5            Public Announcements. Except as otherwise required by Law, each of Seller, Seller Parent and Purchaser will, and will cause their Affiliates to, consult with the others and obtain the consent of the others (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication or such other communication in advance of the time it is made.

5.6            Intercompany Accounts. At or prior to the Closing, all intercompany accounts between Sellers or Seller Parent and/or any of their respective Affiliates (other than any Transferred Entity), on the one hand, and each Transferred Entity, on the other hand, shall be settled or otherwise eliminated, except for those accounts listed in Section 5.6 of the Seller Disclosure Schedule. Intercompany accounts between and among the Transferred Entities shall not be affected by this provision.

5.7            Termination of Intercompany Agreements. Effective at the Closing, all Contracts, including all obligations to provide goods, services or other benefits, between Sellers or Seller Parent and/or any of their respective Affiliates (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall be terminated, except for (i) this Agreement, and (ii) the Contracts listed in Section 5.7 of the Seller Disclosure Schedule.

5.8            Guarantees; Commitments.

(a)            Purchaser shall use its best efforts to cause itself or the Transferred Entities to be substituted in all respects for Sellers, Seller Parent and any of their respective Affiliates (other than the Transferred Entities), effective as of the Closing, in respect of all obligations of Sellers, Seller Parent and any of their respective Affiliates (other than the Transferred Entities) under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations related exclusively to the business of the Transferred Entities as listed in Section 5.8(a) of the Seller Disclosure Schedule (collectively, the “Guarantees”).

(b)            If Purchaser is unable to effect such a substitution with respect to any of the Guarantees effective as of Closing (each a “Non-Substituted Guarantee”): (i) Purchaser must continue to use its best efforts to effect such a substitution of each Non-Substituted Guarantee as soon as practicable after Closing; (ii) Purchaser hereby indemnifies Sellers, Seller Parent and any of their respective Affiliates (other than the Transferred Entities) against any Losses that Sellers, Seller Parent and any of their respective Affiliates (other than the Transferred Entities) suffers, incurs or is liable for by reason of or arising out of or in consequence of: (A) Sellers, Seller Parent and any of their respective Affiliates (other than the Transferred Entities) issuing, making payment under, or being a party to, any Non-Substituted Guarantee; (B) any claim for payment made on Sellers or any of their Affiliates (other than the Transferred Entities) under a Non-Substituted Guarantee; or (C) anything done by any person who is or claims to be entitled to the benefit of a Non-Substituted Guarantee; and (iii) Purchaser may, at its option, obtain letters of credit, on terms and from financial institutions satisfactory to Sellers or Seller Parent, as applicable, with respect to the obligations covered by each of the Non-Substituted Guarantee and, as and from the date of the delivery of such a letter of credit to Sellers or Seller Parent, as applicable, in relation to a Non-Substituted Guarantee, the indemnity in Section 5.9(b)(ii) will cease to apply in relation to that Non-Substituted Guarantee.

(c)            Prior to the Closing, Sellers shall use commercially reasonable efforts to obtain third party releases of any and all guarantees, indemnities, letters of credit, letters of comfort, commitments, and similar understandings granted by any of the Transferred Entities for Losses, debts or other obligations of Sellers or their Affiliates.

5.9            Insurance. From and after the Closing Date, the Transferred Entities shall cease to be insured by Sellers’, Seller Parent’s or any of their respective Affiliates’ (other than the Transferred Entities’) insurance policies or by any of their self-insured programs, and shall have no access to any such insurance policies other than as set forth on Section 5.9 of the Seller Disclosure Schedule. Sellers, Seller Parent or any of their respective Affiliates may, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.9. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business. Prior to the Closing Date, Sellers shall use their commercially reasonable efforts to cooperate with Purchaser’s efforts to obtain such insurance.

5.10          Litigation Support. In the event and for so long as any Seller or Seller Parent actively is prosecuting, contesting or defending any legal proceeding, action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Transferred Entities prior to Closing, Purchaser shall, and shall cause its Subsidiaries and controlled Affiliates to, reasonably cooperate, at Sellers’ expense, with Sellers or Seller Parent, as applicable, and its respective counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records, as they relate to period prior to Closing, as shall be reasonably requested in connection with the prosecution, contest or defense.

5.11          Payments.

(a)            Sellers and Seller Parent shall promptly pay or deliver to Purchaser any monies or checks which have been sent to an Affiliate of Sellers or Seller Parent after the Closing Date by customers, suppliers or other contracting parties of the Transferred Entities and the Business and which should have been sent to Purchaser.

(b)            Purchaser shall promptly pay or deliver to Seller Parent or its designee any monies or checks which have been sent after the Closing Date to Purchaser to the extent they are not due to the Business or the Transferred Entities or should have otherwise been sent to Seller or Seller Parent or any of their respective Affiliates (including promptly forwarding invoices or similar documentation to Seller Parent or its designee).

5.12          Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, each as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated herein.

5.13          R&W Insurance Policy. In the event that Purchaser or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, an “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne 50% by Purchaser or such Affiliate and 50% by Sellers, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against any member of the Seller Group or any of their respective Affiliates (except in case of knowing and intentional fraud by any member of the Seller Group or any of their respective Affiliates).

5.14          [Intentionally omitted]

5.15          Proxy Statement/Registration Statement.

(a)            As promptly as practicable following the execution and delivery of this Agreement, the Sellers shall provide Purchaser with all cooperation that is reasonably requested by Purchaser in connection with the preparation and filing by Ambipar Emergency Response of a joint proxy/prospectus included in a registration statement on Form F-4 (as amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission, including, but not limited to, the following actions:

(i)            the preparation of audited financial statements, any unaudited interim financial statements and other financial data of the Company required to be presented in the Registration Statement (the “RS Financial Statements”);

(ii)           assisting with the preparation by Purchaser and Ambipar Emergency Response of pro forma financial statements required pursuant to Rule 11-01 and 11-02 of Regulation S-X (17 CFR Part 210) for the periods required to be presented in the Registration Statement; and

(iii)          providing the Purchaser and Ambipar Emergency Response with the information necessary to prepare any sections of the Registration Statement that require the inclusion of information relating to the Company.

(b)            Purchaser shall promptly reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by Sellers in connection with the cooperation contemplated by this Section 5.15, including expenses of Sellers’ accounting firms and attorneys engaged to provide assistance in connection with the Registration Statement and the RS Financial Statements.

5.16          Non-Compete.

(a)            Each of the Sellers and Seller Parent acknowledges that in consideration of the Purchase Price and as an inducement to Purchaser to enter into the transactions contemplated by this Agreement, each of the Sellers and Seller Parent agrees on their own behalf that for a period of five (5) years following the Closing Date, they will not, directly or by assisting others (i) own, manage, operate, join, control, loan money to, serve as a manager or managing entity of, or participate in the ownership, management, operation or control of, any Competing Business anywhere in the Territory, regardless of the jurisdiction(s) where such Seller is physically located or (ii) market, sell, or otherwise provide, anywhere in the Territory, any products or services offered by the Business as of the Closing Date. Notwithstanding anything else in this Agreement to the contrary, each Seller and Seller Parent may own or hereafter acquire, directly or indirectly, up to five percent (5%) of any class of securities of any company that is a Competing Business so long as such Seller or Seller Parent holds such securities as a passive investment and does not take an active part in the management or direction of such company. For purposes hereof, “Territory” shall mean any state (within the United States) or foreign country where the Company is doing business as of the Closing Date. For purposes hereof, “Competing Business” means any consultancy practice providing services related to (i) building infrastructure and community resilience, (ii) integrated grants management and delivery, (iii) planning, training and exercises, (iv) regulatory compliance and support, (v) business process outsourcing and turnkey solutions, (vi) integrated technology solutions, (vii) policy and program design and implementation, (viii) response and emergency operations, (ix) contingency and continuity services, (x) logistics and supply chain management, (xi) public relations and crisis communications, (xii) strategic advisory services, (xiii) oversight and monitoring, (xiv) program and construction management, and (xv) technical assistance.

(b)            Sellers and Seller Parent hereby acknowledge and agree that the provisions set forth in this Section 5.16 are fair, reasonable and necessary to protect the legitimate interests of Purchaser, and that this Section 5.16 was negotiated and bargained for and the consideration received by Sellers and Seller Parent reflects and assumes strict compliance with these provisions.

(c)            Sellers and Seller Parent hereby acknowledge and agree that (i) a breach of the provisions of this Section 5.16 would result in immediate, substantial and irreparable damage to Purchaser and (ii) such damage would be extremely difficult to measure in terms of monetary damages and no other remedy for such breach would be adequate. Therefore, upon such a breach, Purchaser will be entitled to seek specific performance of these provisions and injunctive or other appropriate equitable relief that may be available from a court of competent jurisdiction.

(d)            Sellers and Seller Parent agree that if the scope of any restriction or covenant contained in this Section 5.16 should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Sellers and Seller Parent hereby consent and agree that (i) it is the Parties’ intention that the covenants and restrictions contained herein be enforced as written and (ii) in the event a court of competent jurisdiction determines that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, its judgment, will permit.

(e)            For the avoidance of doubt, the prohibitions in this Section 5.16 shall not apply to any direct or indirect parent company of Seller Parent.

5.17          Non-Solicitation. For a period of two (2) years after the Closing Date, Sellers, Seller Parent and their respective controlled Affiliates shall not, directly or indirectly, through any method, (i) call on, solicit, recruit, interfere with, take away, induce or attempt to call on, solicit, recruit, interfere with, take away or induce, any customer, client, supplier or vendor of any Transferred Entity or any other Person to cease doing business with such Transferred Entity, (ii) call on, solicit, recruit, take away, induce or attempt to call on, solicit, recruit, take away or induce, any employee of any Transferred Entity to terminate such employee’s employment with such Transferred Entity, or (iii) call on, solicit, recruit, take away, induce or attempt to call on, solicit, recruit, take away or induce, any consultant or independent contractor doing business with or retained by any Transferred Entity to terminate their consultancy or contractual relationship with such Transferred Entity. Notwithstanding the foregoing, a Seller or Seller Parent will not be prohibited from (x) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted to the employees of any Transferred Entity or the Transferred Entities collectively) through the use of media advertisements, professional search firms or otherwise, or (y) employing any Person who contacts such Seller or Seller Parent as a result of any general solicitation referred to in subsection (x) or on such Person’s own initiative and without direct or indirect solicitation by Sellers or Seller Parent.

5.18          CFIUS Cooperation.

(a)            The Parties mutually agree that the Transaction is not subject to a mandatory notification requirement under the CFIUS Regulations, and that, unless there is a CFIUS Request, the Parties have decided not to and will not submit a CFIUS Notice.

(b)            In the event either Party receives a CFIUS Inquiry prior to Closing, the Parties shall use their reasonable best efforts and in good faith work together to review and respond to such CFIUS Inquiry. In connection with such CFIUS Inquiry, the Purchaser and the Seller shall jointly determine, acting in good faith, whether a CFIUS Notice should be submitted prior to Closing.

(c)            In the event the Parties decide to submit a CFIUS Notice in accordance with paragraph (b) of this Section 5.18, or any Party receives a CFIUS Request prior to Closing, the Parties shall use their best efforts and in good faith work together to draft and submit the CFIUS Notice, and to resolve any assessment, review, investigation, request or other inquiry from CFIUS with respect to such CFIUS Notice, including consultation with CFIUS staff on a draft of the CFIUS Notice prior to submission. The Parties shall consult, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, CFIUS, and shall use their respective reasonable best efforts to provide promptly all information that is required or requested by CFIUS with respect to the CFIUS Notice, including any request for any certification, additional information, documents or other materials (provided that either of the Parties may request an extension of any deadline imposed by CFIUS in accordance with applicable CFIUS Regulations). Any information provided by one Party to the other Party in connection with any CFIUS Notice may be redacted or provided on an outside-counsel only basis as necessary to comply with applicable Law or, as appropriate, to address legal privilege or reasonable confidentiality concerns. The Parties shall be responsible for respective costs including attorneys’ fees, and shall each be responsible for half of any fee associated with submission of the CFIUS Notice under Subpart K of Part 800 or Subpart K of Part 802 of the CFIUS Regulations, as appropriate. In the event CFIUS during the review of any CFIUS Notice submitted pursuant to this paragraph (c), requests or demands implementation of mitigation measures as a condition for clearing the Transaction, the Parties shall use their reasonable best efforts and in good faith work mutually to implement such measures, however, Purchaser shall not be obliged to agree to any mitigation measure imposed by CFIUS that (i) materially affects the Purchaser’s ability to own and control the Transferred Entities, (ii) materially affects the commercial value of the Transferred Entities to the Purchaser, or (iii) would reasonably be expected to have a material adverse effect on Purchaser’s (1) business, (2) financial condition, (3) results of operations, or (4) ownership, control, or operation over its other businesses and assets.

(d)            In the event Purchaser receives a CFIUS Inquiry or a CFIUS Request after Closing, the Parties shall mutually agree to share evenly the cost of Purchaser’s responses to any such CFIUS Inquiry or CFIUS Request, including fees of legal counsel to prepare responses and any CFIUS Notice and any fee for submission of the CFIUS Notice under Subpart K of Part 800 or Subpart K of Part 802 of the CFIUS Regulations, as appropriate, provided that Seller’s share of the cost referred to above shall be limited to $75,000. Seller’s obligation under this Section 5.18(d) shall expire if a CFIUS Inquiry or CFIUS Request is not issued to Purchaser within twelve (12) months following the date of Closing,

5.19          Section 280G. As soon as reasonably practical after the execution of this Agreement, the Company shall (a) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company a waiver by such individual of any and all payments and benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code (the “Waived 280G Benefits”) and (b) submit to its applicable securitityholders for a vote all such Waived 280G Benefits in a manner and form that is intended to comply with the equityholder approval procedures set forth in Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Purchaser), including A-7 of Section 1.280G-1 of the Treasury Regulations, to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to Purchaser (A) waivers, in form and substance satisfactory to Purchaser, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 5.19, including the waivers, shall be subject to the prior review and comment of Purchaser. The Company shall provide such documentation and information to Purchaser for its review and comment no later than ten (10) Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from Purchaser thereon. The parties acknowledge that this Section 5.19 shall not apply to any arrangements entered into (or to be entered into) at the direction of Purchaser, on the one hand, and a disqualified individual, on the other hand (the “Purchaser Arrangements”), unless Purchaser provides to the Company, no less than ten (10) Business Days prior to the prior to soliciting waivers from the “disqualified individuals,” sufficient information regarding any Parent Arrangements necessary to assess the value for purposes of Section 280G of the Code of such Parent Arrangements and to include, as necessary, such Parent Arrangements in any securityholder vote materials.

5.20          Purchaser Retention Program. The Parties shall have the obligations with respect to a post-Closing retention program set forth in Section 5.20 of the Seller Disclosure Schedule.

Article VI

EMPLOYEE MATTERS COVENANTS

6.1            Employees and Compensation. From and after the Closing Date, Purchaser shall assume and honor, and shall cause the Transferred Entities to assume and honor, all Compensation Agreements and Transferred Entity Benefit Plans and all liabilities thereunder in accordance with their terms as in effect immediately before Closing. From and after the Closing Date, Purchaser shall provide, whether directly or indirectly, Transferred Entity Employees with (i) base salary, wage rate and annual cash bonus opportunities that are, in each case, no less favorable than those provided by Sellers or any of their Affiliates immediately prior to the Closing Date and (ii) all other compensation and benefits that are, in the aggregate, no less favorable than the other compensation and benefits provided by Sellers and any of their Affiliates as of immediately prior to the Closing Date subject to Section 6.4. Purchaser shall provide Transferred Entity Employees whose employment is terminated by Purchaser without cause during the period ending on the first (1st) anniversary of the Closing Date severance pay and benefits on the terms and conditions set forth on Section 6.1 of the Seller Disclosure Schedule.

6.2            Service Credit. With respect to the coverage of the Transferred Entity Employees under Purchaser’s compensation and benefit plans, programs, policies and other arrangements (the “New Plans”), (i) each such employee’s credited service with Sellers and their Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees in New Plans; (ii) limitations on benefits due to pre-existing conditions shall be waived for any Transferred Entity Employee enrolled in any group health plan maintained by Sellers and their Affiliates as of the Closing Date; and (iii) any out-of-pocket annual maximums and deductibles taken into account under any group health plan of the Sellers or any Transferred Entity for any Transferred Entity Employee in the calendar year which contains the Closing Date shall be credited under Purchaser’s group health plans for the same calendar year.  For all employee benefit plans, practices or arrangements of Purchaser and its Affiliates providing benefits to any Transferred Entity Employee after the Closing Date, each Transferred Entity Employee shall be credited with all years of service for which such Transferred Entity Employee was credited before the Closing Date under any similar employee benefit plans, practices or arrangements of Sellers and their Affiliates for purposes of eligible and vesting and paid time off accruals, except to the extent such credit would result in duplication of benefits.

6.3            Bonuses. Following the date of this Agreement but prior to the Closing Date, the Company will be permitted to pay annual cash bonuses for the year in which the Closing Date occurs, in an amount not to exceed $3,500,000.

6.4            401(k) Plan. Purchaser will establish a tax-qualified defined contribution retirement plan for Transferred Entity Employees within ninety (90) days following the Closing Date.

6.5            Miscellaneous Employee Issues. The provisions of this Article VI are solely for the benefit of the Parties to the Agreement, and no employee or former employee of the Transferred Entities or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement as a result of this Article VI.

Article VII

TAX MATTERS

7.1            Certain Deductions and Actions Relating to Pre-Closing Tax Periods. Seller Parent shall (at its expense) prepare, or cause to be prepared, and the Company shall file, or cause to be filed, all Tax Returns (other than Pass-through Tax Forms, which are governed by Section 7.2) of the Transferred Entities, as applicable, for any Tax period that ends on or before the Closing Date and which return is due after the Closing Date (“Seller Returns”), and Seller Parent shall pay any Taxes shown as due thereon except to the extent of any Taxes taken into account in the calculation of the Closing Adjustment or Adjustment Amount. Purchaser shall reasonably cooperate with Seller Parent in the preparation and timely filing of such Seller Returns. Such Seller Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law, as determined by the applicable tax return preparer. No later than thirty (30) days prior to filing any Seller Return, Seller Parent shall deliver or cause to be delivered to Purchaser such Seller Return (other than a Tax Return that is required to be filed contemporaneous with, or promptly after, the close of a Tax period, without any available extension, in which case such Seller Return shall be provided as soon as reasonably practicable) and any related work papers, will permit Purchaser to review and comment on any such Tax Return, and will consider in good faith any reasonable comments of Purchaser that are made in a timely fashion. With respect to any Tax Return of any of the Transferred Entities, as applicable, for a Straddle Period (“Straddle Return”), no later than thirty (30) days prior to filing any such Tax Return, Purchaser will prepare (or cause to be prepared) (at the Company’s expense) such Tax Return, and will deliver or cause to be delivered to Seller Parent such Straddle Return (other than a Tax Return that is required to be filed contemporaneous with, or promptly after, the close of a Tax period, without any available extension, in which case such Tax Return shall be provided as soon as reasonably practicable) and any related work papers and will permit Seller Parent to review and approve such Straddle Return, such approval not to be unreasonably withheld, conditioned or delayed. Seller Parent will reimburse Purchaser for any Taxes shown on such Straddle Returns that are attributable to the Pre-Closing Tax Period, as determined in accordance with Section 7.9, except to the extent of any Taxes taken into account in the calculation of the Closing Adjustment or Adjustment Amount. Notwithstanding any other provision of this Agreement, to the extent permissible under applicable Law (determined based on at least a “more likely than not” level of comfort, as determined by the applicable tax return preparer), all Transaction Expenses shall be deducted in the Transferred Entities’ Pre-Closing Tax Period. With respect to any of the non-U.S. Transferred Entities that are treated as corporations for U.S. federal income tax purposes, with the prior written consent by Seller Parent (not to be unreasonably withheld, provided that, for the avoidance of doubt, it shall be deemed reasonable for Seller Parent to withhold its consent if such election would result in an increase to Sellers’ (or any of their Affiliates’) liability for Taxes pursuant to applicable Law or this Agreement upon a showing that such liability for Taxes would not have arisen but for such election determined on a “with and without” basis, taking into account that without such election, if such Transferred Entity is a CFC immediately before Closing, a Section 245A Election shall be made for such Transferred Entity in accordance with Section 7.10), Purchaser shall make, or cause to be made, an election under Section 338(g) of the Code in connection with the deemed acquisition of such non-U.S. Transferred Entity. Unless otherwise required by applicable law, Purchaser shall not, and shall not cause or permit the Transferred Entities to, do any of the following without the prior written consent of Seller Parent, such consent not to be unreasonably withheld, conditioned or delayed: (i) take any action on the Closing Date after the Closing other than in the ordinary course of business that could reasonably be expected to give rise to any Tax liability of Sellers, (ii) amend any Tax Return of any Transferred Entity for a Pre-Closing Tax Period, or (iii) file any Tax Return of any Transferred Entity for a Pre-Closing Tax Period other than one filed in accordance with past practice of the Transferred Entity.

7.2            Pass-Through Tax Returns Filed After the Closing Date. Seller Parent (or any Person or Persons it designates) shall be entitled to control the preparation and any amendment of IRS Form 1065 and the provision of IRS Forms K-1 and any other Tax Return of a Transferred Entity relating to taxable income of the Transferred Entities that is treated, for Tax purposes, as passed through to Sellers (such taxable income, “Pass-through Income” and such form a “Pass-through Tax Form”) to the extent such Pass-through Tax Form relates solely to a Pre-Closing Tax Period. The Company shall file or cause to be filed any such Tax Return and shall not amend any such Tax Return unless such amendment is requested by Seller Parent.

7.3            Pass-Through Tax Contests. Seller Parent or its designee shall be entitled to control, at its sole cost and expense, any audit, proceeding or contest pertaining to a Pass-through Tax Form or Taxes in respect of Pass-through Income of the Transferred Entities relating to a Pre-Closing Tax Period (a “Pass-through Pre-Closing Tax Contest”). Purchaser and the Company agree to furnish or cause to be furnished to Seller Parent or its designee, upon request, as promptly as practicable, such information (including access to the Transferred Entities’ books and records and access to the Transferred Entities’ accountants) and assistance relating to the Transferred Entities as is reasonably requested for the filing of any Pass-through Tax Form for a Pre-Closing Tax Period and the preparation, prosecution, defense or conduct of any Pass-through Pre-Closing Tax Contest over which Seller Parent has control pursuant to this Section 7.3, including providing any necessary powers of attorney. If Purchaser or any of the Transferred Entities becomes aware of any Pass-through Pre-Closing Tax Contest, it shall promptly notify Seller Parent. With respect to any Pass-through Pre-Closing Tax Contest of the Company governed by the Bipartisan Budget Act audit rules, if Section 6241(7) of the Code (and any similar provision of state or local Law) does not otherwise apply, Seller Parent shall, or shall cause its designee to, make an election pursuant to Section 6226 of the Code (and any similar provision of applicable Tax Law) so that Sellers, rather than the Company, are liable for any Taxes (including, for the avoidance of doubt, U.S. federal income taxes) owed with respect to such Pass-through Pre-Closing Tax Contest. The foregoing shall apply with respect to any similar provision of state or local law mutatis mutandis.

7.4            Cooperation on Tax Matters.

(a)            Seller Parent, Sellers, Purchaser and the Transferred Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party hereto shall (i) retain any books and records in its possession with respect to Tax matters pertinent to the Transferred Entities relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Entity and (ii) give the other Party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, allow the other Party hereto to take possession of such books and records.

(b)            Seller Parent, Sellers, Purchaser and the Transferred Entities further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

7.5            Transfer Taxes and Fees. All Transfer Taxes, whether imposed on Sellers, Purchaser or any of the Transferred Entities, shall be paid 50% by Sellers and 50% by Purchaser. Purchaser and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (including with respect to the purchase and sale of the Transferred Interests under this Agreement). Purchaser shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable Law, Sellers shall join in the execution of any such Tax Returns or other documentation.

7.6            Check-the-Box Election and Tax Treatment. Prior to the Closing, Seller Parent shall cause Seller 2 to elect under Treasury Regulations Section 301.7701-3 to be classified as a “disregarded entity” for U.S. federal income Tax purposes effective as of the day immediately prior to the Closing Date. The Parties agree to treat and report the transactions contemplated by this Agreement as a sale by Seller 1 and a purchase by Purchaser of all of the assets of the Company. The Parties hereto further agree that (a) to the extent permissible for U.S. federal and applicable state, local and non-U.S. income tax purposes, the taxable year of the Transferred Entities shall close as of the end of the day on the Closing Date, and (b) any business conducted by the Transferred Entities after the Closing Date shall be for the account of Purchaser. The Parties hereto shall file all Tax Returns in a manner consistent with the immediately preceding sentence, except as otherwise required by applicable Law.

7.7            Purchase Price Allocation. Within thirty (30) days following the final determination of the Purchase Price pursuant to Article II, Purchaser shall deliver to Seller Parent a schedule (the “Purchase Price Allocation Schedule”) allocating the Purchase Price (and all relevant liabilities of the Transferred Entities and other items) among the assets of the Transferred Entities in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. If Seller Parent does not notify Purchaser in writing within twenty (20) days following Seller Parent’s receipt of the Purchase Price Allocation Schedule that Seller Parent objects to the Purchase Price Allocation Schedule, the Purchase Price Allocation Schedule shall be final and binding upon the parties. If within such twenty (20) day period Seller Parent so notifies Purchaser, Purchaser and Seller Parent shall negotiate in good faith to resolve the disputed matters, and if Purchaser and Seller Parent are able to resolve the disputed matters within twenty (20) days following Purchaser’s receipt of Seller Parent’s notice of objection, Purchaser and Seller Parent shall revise the Purchase Price Allocation Schedule to reflect such resolution, and the revised Purchase Price Allocation Schedule shall be final and binding upon the parties. If Purchaser and Seller Parent are unable to resolve all of the disputed matters within twenty (20) days following Purchaser’s receipt of the Seller Parent’s notice of objection, Purchaser and Seller Parent shall promptly refer the dispute to the Independent Accounting Firm. The Independent Accounting Firm’s determination with respect to such disputed matters shall be final and binding upon the Parties. The Parties agree, for all income Tax purposes, to be bound by any final and binding Purchase Price Allocation Schedule established in accordance with this Section 7.7 (the “Final Purchase Price Allocation Schedule”), to report the transactions consistently with the Final Purchase Price Allocation Schedule and to not take any position during the course of any audit or other proceeding inconsistent with the Final Purchase Price Allocation Schedule, except in each case as otherwise required by a change in Law or pursuant to the good-faith resolution of a Tax contest. Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 7.7 shall be borne 50% by Purchaser and 50% by Seller Parent.

7.8            Tax Treatment of Payments. Seller Parent, Sellers and Purchaser shall, and shall cause their respective Affiliates to, treat any and all payments under Section 2.4 through Section 2.6 or this Article VII as an adjustment to the purchase price for Tax purposes except to the extent otherwise required by applicable Law.

7.9            Straddle Periods. For the purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes of the Transferred Entities not addressed in clause (ii) for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the Closing Date, and (ii) the amount of property or ad valorem Taxes of the Transferred Entities for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.10          245A Election. With respect to any Transferred Entity that is a CFC immediately before the Closing, except for any such Transferred Entity with respect to which a valid election under Section 338(g) of the Code has or will be made in accordance with Section 7.1, Seller Parent and Purchaser shall jointly make an election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of such Transferred Entity as of the Closing Date for U.S. federal income tax purposes (a “245A Election”) and shall cooperate with each other to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns, or other documents as may be required) to effect and preserve each such 245A Election in accordance with the provisions of Treasury Regulations Section 1.245A-5(e)(3)(i) (or any comparable provisions of state or local tax law). The Purchaser and Seller Parent shall, and shall cause their respective Affiliates to, file all Tax Returns and any other filings in a manner consistent with any 245A Election.

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1            Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)            HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or been terminated.

(b)            No Injunctions or Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Sale (a “Prohibitive Order”).

(c)            CFIUS. In the event a CFIUS Notice has been submitted in accordance with 5.18(c), the CFIUS Approval shall have been obtained.

8.2            Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing of all of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Sellers set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” (other than the use of “Material Adverse Effect” in Section 3.7(a)) and words of similar import set forth therein), as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Covenants and Agreements. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)            Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Sellers by an executive officer of Sellers, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)            Release of Liens. All Liens on Intellectual Property Rights and Liens to be released at or prior to the Closing shall have been released.

(e)            Iraqi Subsidiary. Rehab Al-Bahar for General Services, General Transport and General Trading, LLC is no longer a Subsidiary of the Company.

8.3            Conditions to Sellers’ Obligation to Close. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing of all of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct, as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby.

(b)            Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)            Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Seller Parent and Purchaser;

(b)            by either Seller Parent or Purchaser, if:

(i)            the Closing shall not have occurred on or before November 30, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of the failure of the transactions contemplated by this Agreement to occur on or before such date;

(ii)           if the other Party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2 (in the case of a breach by Sellers) or Section 8.3 (in the case of a breach by Purchaser), and (B) cannot be or has not been cured prior to the earlier of (1) the Business Day prior to the Outside Date or (2) the date that is thirty (30) days from the date that Purchaser or Sellers, as applicable, is notified by the other in writing of such breach or failure to perform; or

(iii)          if any Prohibitive Order permanently prevents, restrains, enjoins or otherwise prohibits the consummation of the Sale, and such Prohibitive Order becomes effective (and final and nonappealable).

(c)            by Seller Parent if Closing has not occurred by the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions).

9.2            Notice of Termination. In the event of termination of this Agreement by either or both of Seller Parent and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Parties to this Agreement.

9.3            Effect of Termination. In the event of termination of this Agreement by either or both of Seller Parent and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties to this Agreement, except that the provisions of Section 5.1(a), Section 11.2, Section 11.4, and Section 11.13 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party to this Agreement of liability for any Fraud or Willful Breach of this Agreement.

Article X

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

10.1            Non-Survival of Representations and Warranties and Certain Covenants.

(a)            Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party prior to the Closing) of the Parties set forth in this Agreement or any Ancillary Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, other than in respect of Fraud or Willful Breach. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud.

(b)            Each covenant and agreement that explicitly contemplates performance at or after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (it being understood that nothing herein will limit or affect Purchaser’s or any of its Affiliates’ liability, for the failure to pay the full Purchase Price and to pay any other amounts payable by it or them at or prior to the Closing as and when required by this Agreement). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.1 shall affect or otherwise limit any claim made or available under an R&W Insurance Policy.

(c)            The Parties acknowledge and agree, on their own behalves and on behalf of the Purchaser Group or the Seller Group, as the case may be, that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement.

Article XI

MISCELLANEOUS

11.1            Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

11.2            Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law or conflict of law principles (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of a different jurisdiction.

(b)            Each Party to this Agreement irrevocably submits to the exclusive jurisdiction of any New York state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action.

(c)            Each Party knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought by any of them against the other in any way arising out of or relating to this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.2. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 11.2 will not be fully enforced in all instances.

11.3          Entire Agreement. This Agreement (including the Schedules and Exhibit to this Agreement) together with the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement (including the Schedules and Exhibit to this Agreement), the Ancillary Agreements or the Confidentiality Agreement.

11.4          Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

11.5          Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) sent by internationally- recognized courier, in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

(a)            If to Sellers:

c/o SEACOR Holdings Inc.
[*****]
[*****]
Attention:    [*****]
E-mail:          [*****]

with a copy (which shall not constitute notice) to:

Milbank LLP
[*****]
[*****]
Attention:    [*****]
E-mail:          [*****]

(b)            If to Seller Parent:

SEACOR Holdings Inc.
[*****]
[*****]
Attention:    [*****]
E-mail:          [*****]

with a copy (which shall not constitute notice) to:

Milbank LLP
[*****]
[*****]
Attention:    [*****]
E-mail:          [*****]

(c)            If to Purchaser:

Ambipar Holding USA, Inc.
c/o Ambipar Participações e Empreendimentos S.A.
[*****]
[*****]
Attention:    [*****]
E-mail:          [*****]

with a copy (which shall not constitute notice) to:

K&L Gates LLP
[*****]
[*****]
Attention:    [*****]
E-mail:         [*****]

11.6          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement. Any attempted assignment in violation of this Section 11.6 shall be void.

11.7          Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.

11.8          Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Any Party to this Agreement may, only by an instrument in writing, waive compliance by any other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with; provided, however, that Sellers may not grant any such waiver without the prior written consent of Seller Parent, and any such waiver granted without such consent shall be null and void and of no force and effect. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.9          Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Parties has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Parties seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement hereby waives any requirement to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.9 shall require any Party hereto to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination).

11.10        Interpretation; Absence of Presumption.

(a)            For the purposes of this Agreement, “to the knowledge of Sellers” shall mean the actual knowledge of the individuals identified in Section 11.10 of the Seller Disclosure Schedule.

(b)            For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibit and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibit hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any disclosure with respect to a section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for other sections and schedules of this Agreement, including any section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure to such other sections or schedules is reasonably apparent; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if such period is specified in Business Days and the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(c)            If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.

11.11        Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.12        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.13        Legal Representation. Purchaser further agrees that, as to all communications between and among all counsel for Seller, Seller Parent, the Transferred Entities and/or their respective Affiliates (including Milbank LLP), and Seller, Seller Parent, the Transferred Entities and/or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to Seller and Seller Parent and may be controlled by Seller and Seller Parent and will not pass to or be claimed by Purchaser or any of its Affiliates (including, following the Closing, the Transferred Entities). The Privileged Communications are the property of Seller and Seller Parent, and from and after the Closing none of Purchaser, its Affiliates (including, following the Closing, the Transferred Entities), or any Person purporting to act on behalf of or through Purchaser or such Affiliates will seek to obtain such Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Purchaser, and its Affiliates (including, following the Closing, the Transferred Entities) together with any of their respective Affiliates, successors or assigns further agree that no such party may use or rely on any of the Privileged Communications in any Action against or involving any of Seller, Seller Parent or any of their respective Affiliates after the Closing. The Privileged Communications may be used by Seller, Seller Parent and/or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, Purchaser and its Affiliates may assert the attorney-client privilege to prevent disclosure of Privileged Communications by counsel to such third party, provided that neither Purchaser nor its Affiliates (including, following the Closing, the Transferred Entities) may waive such privilege without the prior written consent of Seller and Seller Parent.

11.14        Release. Effective as of Closing, Purchaser on behalf of itself and each of its Subsidiaries and Affiliates (including, following the Closing, the Transferred Entities) and each of their current and former stockholders, unitholders, members, limited and general partners, controlling persons, directors, officers, trustees, managers, representatives, agents and employees, does hereby irrevocably and unconditionally release and forever discharge the Seller Group, from any and all claims, causes of action, damages, actions, proceedings, suits, debts, judgments, sums of money, accounts, controversies, agreements, promises, injuries, harms, remedies, liens, liabilities and demands whatsoever, whether under federal, state or local law, statute or ordinance, law or in equity, arising out of, or relating to, or accruing from (a) the organization, management or operation of the Transferred Entities or their relationship with the Transferred Entities, in each case relating to any matter, occurrence, action or activity on or prior to Closing Date, (b) the transactions contemplated by this Agreement (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Agreement) or (c) any information, documents or materials furnished in connection with the transactions contemplated by this Agreement; provided that nothing contained in this Agreement shall release, waiver, discharge, relinquish or otherwise affect the rights or obligations of any Person (i) for claims involving Fraud or Willful Breach or (ii) with respect to claims against a Party to this Agreement or any Ancillary Agreement in regards to covenants or agreements contained herein or therein that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

11.15        Non-Recourse. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that no Person who or that is not a Party, including any past, present or future director, officer, agent, employee or other Representative of Seller or Seller Parent, any past, present or future member of Seller, Seller Parent or any Affiliate, successor or assignee thereof (collectively, the “Non-Recourse Parties”), in each case solely in such Person’s capacity as such, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Agreement (as the case may be) or the negotiation or execution hereof or thereof, and Purchaser hereby waives and releases all such liabilities, claims and obligations against all such Non-Recourse Parties, in each case solely in such Person’s capacity as such. In addition, nothing in this Agreement (including this Section 11.15) shall limit the liability of any Person in the event of Fraud with respect to the making of any of the representations and warranties in Article III (in each case, for the avoidance of doubt, as qualified by the Seller Disclosure Schedules), but in each such case if and only to the extent such Person had actual (as opposed to imputed or constructive) knowledge of such Fraud prior to the execution of this Agreement. Non-Recourse Parties are expressly intended as third-party beneficiaries of this Section 11.15.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

ORM HOLDINGS INC.

By:	/s/ Eric Fabrikant
	Name:	Eric Fabrikant
	Title:	President

ORM HOLDINGS II LLC

By:	/s/ Eric Fabrikant
	Name:	Eric Fabrikant
	Title:	President

SEACOR HOLDINGS INC.

By:	/s/ Eric Fabrikant
	Name:	Eric Fabrikant
	Title:	CEO

AMBIPAR HOLDING USA, INC.

By:	/s/ Guilherme Borlenghi
	Name:	Guilherme Borlenghi
	Title:	CEO

[Signature Page to Purchase and Sale Agreement]